Exhibit 10.6

VIRGIN ENTERPRISES LIMITED

and

VIRGIN MOBILE USA, LLC

AMENDED AND RESTATED TRADEMARK

LICENSE AGREEMENT

EXHIBIT A (NONDISCLOSURE AGREEMENT)	V

EXHIBIT B (TM GUIDELINES)	X

EXHIBIT C (CODE OF CONDUCT)	XI

EXHIBIT D (CUSTOMER SERVICE LEVELS)	XII

2

THIS AMENDED AND RESTATED TRADEMARK LICENSE AGREEMENT is made on [ ] __, 2007,

BETWEEN

VIRGIN ENTERPRISES LIMITED (Company Number 01073929) a company incorporated in England whose registered office is at 120 Campden Hill Road, London W8 7AR, England (VEL); and

VIRGIN MOBILE USA, LLC, a Delaware limited liability company, with a principal place of business at 10 Independence Boulevard, Warren, New Jersey 07059 whose registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, United States of America (the Licensee) (VEL and the Licensee collectively the Parties and each a Party).

RECITAL

WHEREAS, VEL is the beneficial and title owner of the Marks (as defined below), and has agreed to grant the Licensee a license to use the Marks on the terms and conditions of this Agreement;

WHEREAS, on October 4, 2001 the Parties entered into a license agreement, as amended, whereby VEL granted Licensee the right to use the Marks in accordance with the terms and conditions set forth therein (the License Agreement); and

WHEREAS, the Parties hereto desire to enter into this Amended and Restated License Agreement to modify the rights and obligations of the Parties under the License Agreement as set forth herein and with effect from the Commencement Date (as defined below);

In consideration of the mutual covenants and agreements set forth herein, and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree to amend the License Agreement in its entirety to read as follows:

DEFINITIONS

1.1 In this Agreement, the Recital above and the Schedules and Exhibits to it, the following terms shall have the following meanings.

Accessories means those accessories listed in Schedule 3 and any others used in conjunction with Handsets and agreed in writing between the Parties;

Accounting Period means each of the annual accounting periods ending on the Annual Accounting Date during the Term and, in the case of the first such period, the period from the Commencement Date to the first Annual Accounting Date, and, in the case of the last period, the period from the commencement of such period until close of business on the final day of the Term or the date of termination of this Agreement, whichever occurs sooner;

Additional Mark means any V Mark or other mark which VEL permits the Licensee to use at the Licensee’s request pursuant to Clause 3.7;

Additional Site means any additional domain name incorporating a Mark, including those set forth in Schedule 4 which VEL permits the Licensee to use at the Licensee’s request pursuant to Clause 3.7;

Adult Content means the provision of content and services that are specifically targeted to, and should only be able to be received by, Customers over the age of 18;

Adverse Change of Control means with respect to Licensee,

(a)	a person or group of persons (who are not Affiliates of Licensee) (individually or collectively, the Controlling Acquirer), who in one transaction or a series of transactions, acquires, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or assets by value of Licensee or has the ability to direct the affairs of the Licensee whether by way of contract, ownership of shares or otherwise; and

(b)	the Controlling Acquirer is a Direct Strategic Competitor of VEL;

Affiliate shall mean with respect to any person, any other person that, either directly or indirectly, through one or more agents, nominees, intermediaries, trusts, or other arrangements, whether formal or informal, controls, is controlled by or is under common control with that person. The term “control” shall mean the possession, directly or indirectly, of the power to either (a) vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors (or comparable positions in the case of partnerships and limited liability companies), or (b) direct or cause the direction of the management and policies of such person whether by contract or otherwise;

Annual Accounting Date means 31 January save as such date may be adjusted (if in a material manner, then by written agreement between the Parties) to avoid an Annual Accounting Date falling on a day which is not a Business Day and/or to ensure that all Annual Accounting Dates fall on the same day of the relevant week;

Brand Values means the following values as represented and embodied by the Virgin brand and which reflect Virgin’s position as ‘the consumer’s champion’: (a) fun; (b) value for money; (c) quality; (d) innovative; (e) competitive challenge (to existing markets and monopolies); (f) excellent customer service; and (g) straightforward, accessible, easy to use products and services;

Branded Content Services means all

(a)	(i) text or short messaging (SMS); (ii) instant messaging (IM); (iii) multimedia messaging (MMS), including but not limited to picture messaging; (iv) group or chat messaging services; (v) any means for the provision of an email or mobile phone number address to a Customer using the URL virginmobileUSA.com or such other email address format as may be approved in advance by VEL; and (vi) a web subscriber address facility or other unified messaging application that allows Customers to access any or all of the foregoing messaging services, in each case to enable Customers to create, send and receive email, mobile media and/or messages; access and save email mobile media and/or messages and group lists; search email, mobile media and/or messages, manage electronic address books, and access other services incidental thereto (Messaging Services);

(b)	Customer Support Services;

(c)	advertising supported services in the form of (i) free airtime in return for the viewing of advertising by Customers (currently offered using the Marks in the form of the Name “Virgin Mobile Sugar Mama” or under any Additional Mark approved in advance by VEL in accordance with the provisions of Clause 3.7); or (ii) subject to the prior written approval of VEL with respect to the use of the Names, mobile Content Services offered at free or reduced rates in return for the inclusion of interstitial advertising (both (i) and (ii) collectively, Advertising Supported Services);

(d)	Value Added Services;

(e)	graphics and wallpaper images provided that such graphics and wallpaper images shall not include any images which, in the reasonable opinion of VEL, could be considered to be offensive, derogatory or sexually explicit;

(f)	mobile Internet search engine services;

(g)	Customer’s calendar and contact applications, including but not limited to applications that permit sharing of calendar and contact information between Handsets and personal computers; and

(h)	services, and the content of services, whether created or provided by third parties, Licensee or Customers, that involve solely the delivery of information, opinion or editorial material, including information relating to domestic and international news, movies, music, entertainment, television, radio, professional or participatory sports, leisure activities and interests, and U.S. city-based listing services covering local events, film, television, radio and local entertainment (Information Services), in each case as provided to Customers, including location-based services related thereto, and whether transmitted in real time or not. For the avoidance of doubt, Branded Content Services shall exclude all Non-Branded Content Services;

Breaching Party has the meaning set forth in Clause 9.2;

Business Day means any day (excluding Saturdays and Sundays) on which the United States Postal Service is open for business;

Cap has the meaning set forth in Clause 4.1;

Commencement Date means the earlier of the date that Licensee closes an initial public equity offering and January 1, 2008;

Content Services means all Branded Content Services and Non-Branded Content Services;

Cure Period has the meaning set forth in Clause 9.2(b)(iii);

Customer means a customer of the Licensee who has contracted with the Licensee for the provision of Mobile Voice and Data Services provided under and by reference to the Names and who remains a current customer of the Licensee at the relevant time;

Customer Support Services means all support services, including information about Products and services, technical support, and billing assistance offered to Customers or prospective customers by the Licensee (including without limitation through call centers and through the Licensee’s Site) in relation to the Licensed Activities;

Default has the meaning set forth in Clause 9.2;

Direct Strategic Competitor means with respect to VEL, any person which by itself and/or by its Affiliates:

(a)	generates annual revenues of USD 500,000,000 (five hundred million United States dollars) or more from telecommunication services in the financial reporting period ending immediately before the Adverse Change of Control occurs; or

(b)	that is, or has an equity stake in excess of fifty percent (50%) in, one of the ten (10) largest competitors of VEL or its Affiliates in each of the commercial airline, electronic media distribution, physical entertainment retailing, telecommunications or retail financial services industries as measured by worldwide revenues at the time the relevant transfer or change of control occurs, and (i) such person’s holding companies, Affiliates or subsidiaries as of the date hereof and (ii) any other person that becomes a holding company, Affiliate or subsidiary of any such person subsequent to the date hereof other than in connection with an Adverse Change of Control or other transaction that is not carried out as a means to evade the terms of this definition;

Financial Year means the financial year of the Licensee;

Fixed Network means a public switched telecommunications system which supports the transfer of messages between fixed locations;

Game Services means all video or personal computer games, online games of chance and/or skill and interactive entertainment game products;

Gross Sales means the total amount received by the Licensee in connection with the carrying on of the Licensed Activities;

Handset means a mobile device specifically designed for use by a Customer to access Mobile Voice and Data Services over which a mobile digital cellular Network is able to transmit or receive Messages using a service for carrying such Messages by means of guided and/or unguided electromagnetic energy provided over that Network;

Internet Access means the provision of a service aimed primarily at persons within the Territory that affords to subscribers of that service access to the Internet whether with or without other services;

Kiosk means any temporary, mobile cart or similar vehicle no larger than 8 feet x 12 feet in size plus the area immediately adjacent to such cart or vehicle, which is intended for use in shopping malls or similar retail environments for the sale of Products and, for the avoidance of doubt, shall not include Retail Stores;

Law means any statute, law, ordinance, rule or regulation of any governmental entity;

Licensed Activities means those activities referred to in Clauses 3.1, 3.2 and 3.3;

Licensee’s Site means the website located at the URL virginmobileusa.com and any successor websites thereto or any other website approved in writing in advance by VEL from time to time;

mark means a trademark, service mark or other indicator of source;

Marks means:

(a)	those marks which are registered to VEL or which are or may be in the future the subject of a pending application for registration in the name of VEL, short details of which are contained in Schedule 1;

(b)	the Virgin Signature and the Virgin Name and any translation or transliteration thereof;

(c)	any V Mark or other marks that VEL permits the Licensee to use pursuant to Clause 3.7;

(d)	other applications for registration of any of the marks referred to in (a), (b) and (c) above which may be made by VEL pursuant to this Agreement and any resulting registrations; and

(e)	common law and unregistered rights in, and trade names approved by VEL consisting of or containing, the marks referred to in (a), (b) and (c) above;

Messages mean any sign, signal, writing image, sound, or intelligence of information of any nature submitted by wireless telecommunications;

Mobile Voice and Data Services means voice and data radio communication services including both one-way and two-way radio communication services conducted through a wireless Network carried on or between mobile stations and/or receivers and land stations, and between mobile stations and/or receivers communicating among themselves and the services made available to Customers over mobile receivers. For the avoidance of doubt, Mobile Voice and Data Services shall exclude Internet Access, Content Services and Retail Activities;

Music Content Services means all radio broadcasting services, original musical works, music videos, music downloads and sound recordings;

Names means the following names only, subject to Clause 3.5.1(b) below: (a) Virgin Mobile USA; (b) Virgin Mobile; (c) VirginXL or Virgin XL; (d) VirginXtras or Virgin Xtras; (e) Virgin Alerts; (f) Virgin Mobile Sugar Mama; (g) any V Marks or further names which VEL permits the

Licensee to use in writing under Clause 3.7; (h) subject to Clause 3.2, Virgin Mobile Stash; (i) VAM; (j) Virgin2Virgin; (k) VM (solely in connection with Clause 3.1(q)); and (l) the Virgin Signature in combination with the words “Mobile USA,” “Mobile” or “Xtras”;

Network means a system, or series of systems, that carries or is capable of carrying, communications by means of guided and/or unguided electromagnetic energy excluding any fixed (as opposed to wireless network);

Non-Branded Content Services means:

(a)	Adult Content;

(b)	Social Networking Services;

(c)	mobile user-generated content services;

(d)	electronic data services and applications, Internet services and applications, electronic commerce, audio and/or visual recordings of any artistic, dramatic or literary work, film or, broadcasts and cable programs, save to the extent that such services, applications or recordings are expressly included within the scope of the Branded Content Services;

(e)	dating services and personal advertisements;

(f)	Music Content Services; and

(g)	Game Services,

in each case as provided to Customers;

PCS Services Agreement has the meaning set forth in Clause 9.3(b);

Products means Handsets, Accessories, Mobile Voice and Data Services, Stored Value Cards, Vouchers, Branded Content Services, Non-Branded Content Services, provision of access to Content Services (in each case subject to Clause 3.5), Internet Access (subject to Clause 3.5), and Roaming Services, which in all instances other than with respect to Non-Branded Content Services, are branded with the Marks in the form of the Names;

Program Agreement has the meaning set forth in Clause 3.2(c)(ii);

Program Manager has the meaning set forth in Clause 3.2(c)(i);

Proposed Manager has the meaning set forth in Clause 3.2(c)(ii);

Retail Activities means the sale of Products in or through: (a) the physical Retail Stores or Kiosks branded and owned or managed by third parties; (b) physical Retail Stores and Kiosks branded with the Marks in the form of the Names, provided that the Licensee shall obtain the prior written approval of VEL (in VEL’s reasonable discretion) in advance of opening any Retail Stores; and (c) the Internet, mail order or telesales, online and all other forms of direct sales routes;

Retail Store means any fixed, permanent retail establishment (whether stand alone or forming a concession within a larger retail outlet) which sells Products and all other fixed, permanent retail environments other than Kiosks;

Roaming Services means services offered to Customers by the Licensee which permit Customers to use their Handsets outside the Territory through agreements with third-party providers to access to such third party’s Mobile Voice and Data Services, Content Services and Value Added Services when outside of the Territory;

Royalties means the payments described in Clause 4;

Social Networking Services means all social networking applications and services, excluding dating services and personal advertisements;

SPCS has the meaning set forth in Clause 9.3(b);

SPCS Change of Control Termination has the meaning set forth in Clause 9.3(b);

Stored Value Card means a re-loadable, pre-paid debit or stored value card to be used by Customers of Licensee for the purchase of goods and services, including Products, and allows Customers to earn points or credits redeemable for Products;

subsidiary and holding company shall be construed in accordance with Section 736 of the Companies Act 1985;

Term means the period beginning on the Commencement Date and ending December 31, 2027;

Territory means the United States of America, the US Virgin Islands and Puerto Rico;

TM Guidelines means the guidelines approved by VEL in relation to the permitted form, manner and context in which the Marks may be used, as amended from time to time, which include the Virgin Brand Book, the Little Red Book, the Direct Selling Guidelines and Outsourcing Guidelines set out in Exhibit B;

V Mark means any mark that:

(a)	includes the letter ‘V’ as a separate element, in a form such as V-NET or V.SHOP; or

(b)	includes ‘V’ in a stylized form;

Value Added Services means all voicemail, caller identification, directory assistance, call forwarding, conference calling and digital mobile fax services, and any other services approved by VEL from time to time, in each case provided by means of Mobile Voice and Data Services via a Handset;

Virgin Entity means any of:

(a)	any company which has been authorised to use the Virgin Name by VEL or by any licensee of VEL from time to time; and/or

(b)	a company which is a direct or indirect subsidiary or holding company of VEL or a direct or indirect subsidiary of that holding company;

Virgin Mobile Stash Card means a Stored Value Card branded with the Marks in the form of the Name “Virgin Mobile Stash” or other Name approved in advance by VEL;

Virgin Name means the name “Virgin” standing alone;

Virgin Signature means the “Virgin” signature set out in Schedule 2 and any future signature or design provided by VEL; and

Vouchers means physical or electronic vouchers or top-up cards for the payment for usage of Mobile Voice and Data Services or Content Services in the Territory.

1.2	The Schedules and Exhibits form part of the operative provisions of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the schedules and exhibits.

1.3	For the avoidance of doubt the recitals do not form part of the operative provisions of this Agreement.

1.4	The index to and the headings in this Agreement are for information only and are to be ignored in construing the same.

1.5	The Parties acknowledge and agree that:

(a)	each of them has fully considered the language, terms and provisions of this Agreement; and

(b)	this Agreement has been drafted by both Parties and ambiguities in it, if any, shall not be construed against the drafter of any particular Clause.

ACKNOWLEDGEMENTS

2.1 The Licensee acknowledges that:

(a)	as between the Parties, all rights in the Marks belong to VEL;

(b)	the Licensee shall not acquire or claim any title to any of the Marks by virtue of the rights granted to it by this Agreement or through its use of the Marks or any V Mark either before or after the date of this Agreement;

(c)	the Licensee shall not at any time do or omit to do anything which is reasonably likely to prejudice VEL’s rights in the Marks;

(d)	all goodwill generated by use of the Marks or any V Mark by the Licensee shall at all times be deemed to have accrued to VEL;

(e)	any rights accrued to the Licensee through use of the Marks or any V Mark, including but not limited to any mixed brand rights shall be deemed to have accrued to VEL; and

(f)	for the avoidance of doubt, the Licensee shall do any act, reasonably required to give effect to this Clause 2.1, and the Parties shall share equally all reasonable, out-of-pocket expenses related thereto other than such expenses related to any infringement litigation, which shall be governed by Clauses 10.1 through 10.5.

2.2 VEL acknowledges that the Licensee shall be free to use or register in its own name any mark other than a mark which is: (i) one of the Marks; (ii) a V Mark; (iii) confusingly similar to either; or (iv) a combination mark that contains any of the marks referred to in this Clause 2.2 as a composite mark.

2.3 VEL acknowledges that all goodwill generated by use or registration of a mark by the Licensee in its own name in accordance with Clause 2.2 shall at all times be deemed to have accrued to the Licensee.

GRANT

3.1	License Grant

With effect from the Commencement Date, in consideration of the Royalties and the covenants and undertakings contained in this Agreement, and subject to the provisions of Clauses 3.4 through 3.11 herein, VEL grants to the Licensee an exclusive (even as against VEL) license to use the Marks in the form of the Names (but not the Virgin Name or the Virgin Signature alone) in the Territory for the Term:

(a)	in relation to the provision of Mobile Voice and Data Services predominantly targeted to young (under 35) customers or potential customers;

(b)	subject to the remaining terms of this Agreement, to do all acts the doing of which falls within the exclusive rights of the proprietor of marks in the Marks in connection with the carrying on and provision of the Licensed Activities;

(c)	as part of the Internet domain names for the Licensee’s Site and Additional Sites in connection with the carrying on and provision of the Licensed Activities;

(d)	on or in relation to Handsets;

(e)	in relation to Retail Activities;

(f)	to provide Customers with access to Content Services via a Handset;

(g)	to provide Customers with access to Content Services via a computer or other device with a connection to the Internet, whether dial-up, fixed line, wi-fi, WiMAX, broadband or other methods of Internet Access provided:

(i)	such access is limited to enhanced versions of the Content Services available via Handsets or is intended to support or provide information or configuration functionality for such Content Services; and

(ii)	such access is targeted only at Customers; and

(iii)	Internet Access is not provided by the Licensee;

(h)	to provide Roaming Services to Customers;

(i)	solely for the purposes of providing the Content Services, to provide Customers with Internet Access via a Handset using Mobile Voice and Data Services;

(j)	on or in relation to Vouchers and Stored Value Cards, including the Virgin Mobile Stash Card;

(k)	on or in relation to Accessories, provided that the Accessories are solely intended for use in conjunction with Handsets;

(l)	on or in relation to advertisements in any media (including without limitation, advertisements on the Internet and advertisements for the Licensee’s Site and Additional Sites), promotional brochures, marketing and other materials in relation to the Products and the Licensed Activities or intended to increase awareness of the Names (including without limitation, on the Licensee’s Site, Additional Sites and other websites created by or on behalf of Licensee, provided that the use of the Marks in the form of the Names in connection with such Additional Sites websites is in compliance with the terms of this Agreement);

(m)	on or in relation to promotional merchandise in connection with the carrying on and provision of the Licensed Activities provided that such promotional merchandise is only distributed free of charge (but not including charges in connection with use of the Products or Licensed Activities provided by Licensee) by the Licensee and not by way of commercial or retail sale and is distributed in accordance with the terms and conditions of this Agreement;

(n)	on or in relation to promotional events in relation to the Products and the Licensed Activities generally intended to increase sales of the Products or awareness of the Names, including but not limited to parties, music festivals, concerts, tours and stunts, provided that it is acknowledged by the Parties that the relevant licensee for the Virgin Festival is currently Virgin USA Inc;

(o)	as part of its business, trading or registered company name (including without limitation as a stock ticker on an internationally recognized stock exchange) and to use the same on headed note paper and other corporate materials and communications which, in the ordinary course of business, bear such company name in the Territory in accordance with the terms and conditions of this Agreement provided that when used as a registered company name such name is always initially followed by the relevant company denotion (e.g., LLC) for the relevant type of company;

(p)	on or in relation to the provision of Handset replacement, recycling, insurance or repair services to Customers, provided that, for the avoidance of doubt, this shall not prevent VEL or any other Virgin Entity from supplying or providing mobile phone insurance under the Marks, provided further that VEL shall not and shall not authorise any Virgin Entity to specifically target Customers;

(q)	in promoting, as part of the Mobile Voice and Data Services, the availability of automobile breakdown recovery services offered by third parties, provided that such use shall extend to the Licensee promoting the phone number for such assistance only and the Licensee shall not use and shall not permit the Marks (in the form of the Names or otherwise) to be used by the third party provider of the breakdown recovery services; and

(r)	on Branded Content Services, but for the avoidance of doubt, not on Non-Branded Content Services.

3.2	Virgin Mobile Stash Card Grant

(a)	With effect from the Commencement Date, in consideration of the Royalties and the covenants and undertakings contained in this Agreement, VEL grants to the Licensee a non-exclusive license to use the Virgin Name and Virgin Signature in the form of the name “Virgin Mobile Stash” in the Territory for the Term on or in relation to the Virgin Mobile Stash Card, provided that:

(i)	the Virgin Mobile Stash Card shall be marketed only to Customers or prospective customers;

(ii)	the Virgin Mobile Stash Card shall not include any credit facility or any similar facility requiring any consumer credit license equivalent to that regulated in the UK pursuant to the Consumer Credit Act 1974 (as amended and replaced from time to time); and

(iii)	Licensee shall not be involved in any activity with respect to the Virgin Mobile Stash Card requiring any other banking or other financial regulatory license.

(b)	This Clause 3.2 is not intended to affect the rights of other parties to the letter agreement dated November 27, 2006 regarding the Virgin Mobile Stash Card.

(c)	The following additional terms shall apply to the Virgin Mobile Stash Card solely to the extent that Licensee, in its sole discretion, offers the Virgin Mobile Stash Card to Customers:

(i)	The Parties acknowledge and agree that (i) the Virgin Mobile Stash Card may also feature the Visa Network logo and the logo of NetSpend Corporation or any entity that Licensee engages to provide the services substantially similar to those provided by NetSpend (the Program Manager) and refer to the issuing bank, which is currently Inter National Bank, N.A. and (ii) use of the Marks in connection with the Visa Network logo and the Program Manager’s logo is hereby approved by VEL in accordance with Clause 5.4;

(ii)	In the event that at any time following November 27, 2009, (i) VEL or any Virgin Entity proposes to enter into arrangements with an Affiliate or third party to provide any banking services or any other retail financial products or services under the Marks in the Territory (the Proposed Manager), and (ii) the Proposed Manager desires to provide to Licensee services similar to the services that the Program Manager provides to Licensee, then Licensee shall enter into a binding agreement with the Proposed Manager regarding such services; provided that the terms of the agreement with the Proposed Manager shall, taken as a whole, be no less favorable to Licensee than the terms set forth in the then-current Agreement between Licensee and Program Manager (the Program Agreement). Licensee further agrees to act in good faith at all times in its negotiation of the terms of the agreement with the Proposed Manager and comply with VEL’s requests under this Clause as promptly as practicable;

(iii)	Licensee acknowledges and agrees that it is a condition of the rights granted under this Agreement with respect to the Virgin Mobile Stash Card that the Program Agreement (or any equivalent or replacement agreement) shall provide Licensee with (A) termination rights sufficient to enable it to comply with this Agreement and (B) following the expiration of the Program Agreement, the right to transfer existing Virgin Mobile Stash Card customer accounts and balances to the Proposed Manager; and

(iv)	Subject to applicable Law, Licensee’s privacy policy then in effect, and account management customer preferences, Licensee shall share relevant data relating to the Virgin Mobile Stash Card with VEL’s licensees conducting business in the United States, and shall use commercially reasonable efforts to ensure that the Virgin Mobile Stash Card “Rewards Points” loyalty program is also made available to such licensee(s); provided that any such licensee shall enter into a nondisclosure agreement with Licensee substantially in the form attached as Exhibit A.

3.3	Use of Virgin Name and Virgin Signature Alone

Subject to Clause 3.10, with effect from the Commencement Date, in consideration of the Royalties and the covenants and undertakings contained in this Agreement, VEL grants to the Licensee an exclusive (even as against VEL) license to use the Virgin Name and/or the Virgin Signature alone on Handsets (including on both the mobile device and liquid crystal display of such Handsets) in the Territory for the Term, on the terms and conditions of this Agreement.

3.4	Limitations

3.4.1	For the avoidance of doubt, nothing in Clauses 3.1, 3.2, 3.3 and 8.1 shall prevent VEL or any of its licensees (whether such licensee is in existence at the Commencement Date or is formed on or after the Commencement Date) from using or licensing another person to use the Virgin Name or Virgin Signature or any translation or transliteration thereof (but for the avoidance of doubt not the Virgin Mobile name) in the Territory in relation to:

(a)	promoting, selling or offering their own business, goods and/or services and/or Non-Branded Content Services with reference to the Virgin Name, via any commercial mobile radio services network;

(b)	providing telecommunications services on aeroplanes to passengers whilst in transit through telecommunications equipment within such aeroplane;

(c)	providing transmission of programs for the public by radio broadcast services;

(d)	retailing Handsets or Accessories;

(e)	offering Internet Access;

(f)	offering Content Services to Customers or members of the public at large in the Territory, including any which are accessible by a Handset; or

(g)	conducting, or licensing the right to conduct, any services not exclusively licensed to Licensee.

3.5	Limitations on use of the Marks

3.5.1	Except as expressly permitted by Clause 3.3,

(a)	nothing in this Agreement shall allow the Licensee to use the Marks in a form other than the Names or in a manner not expressly permitted by this Agreement without the prior written consent of VEL, such consent to be requested and determined as described in Clause 3.7 below; and

(b)	the Licensee shall not use the names “VirginXL” or “Virgin XL” and “VirginXtras” or “Virgin Xtras”, “Virgin2Virgin” and “Virgin Alerts” in any manner other than (i) in the liquid crystal display screens of Handsets; or (ii) in conjunction with and in moderate proximity to the “Virgin Mobile” name and/or logo.

3.5.2	The Licensee undertakes that

(a)	subject to Clauses 3.5.2(b) and 3.5.2(c), for as long as:

(i)	this Agreement is effective; and

(ii)	Licensee provides the Mobile Voice and Data Services in the Territory,

it shall continue to conduct and promote its Mobile Voice and Data Services under the Names;

(b)	if Licensee acquires a business that conducts Mobile Voice and Data Services predominantly targeted at a market not materially different from Licensee’s target market (i.e., young (under 35) customers or potential customers), Licensee shall, unless agreed otherwise by the Parties, take commercially reasonable steps necessary to ensure that any brands or marks used in connection with such acquired business prior to the acquisition by Licensee are replaced with the Names within a maximum of two (2) years of the completion of such acquisition by the Licensee; and

(c)	if Licensee acquires a business that conducts Mobile Voice and Data Services predominantly targeted at a market materially different from Licensee’s target market (i.e., a business not targeting young (under 35) customers or potential customers) Licensee shall not be obliged to replace such brands or marks used in connection with such acquired business with the Names.

3.5.3	For the avoidance of doubt, Licensee shall not be prohibited from providing services other than Mobile Voice and Data Services using a mark other than the Names and not featuring the Marks.

3.5.4

(a)	The Licensee recognises that Internet coverage is world-wide and agrees that the Licensed Activities shall be specifically targeted at persons within the Territory only and that, subject to Clause 3.5.4(b) below, the Licensee shall not use the Marks in any form in relation to any of the Licensed Activities outside the Territory. For the avoidance of doubt, provided that Licensee is otherwise complying with the provisions of this Clause 3.5.4, it shall not be a breach of this Agreement by Licensee if the Licensee’s Site or Additional Sites are accessed by individuals outside of the Territory;

(b)	Nothing in this Clause shall prevent the Licensee from using the Marks in the form of the Names (i) outside the Territory for the provision of Roaming Services (but only to the extent necessary to support the Roaming Services) to Customers of the Licensee whose home Network is in the Territory and, for the avoidance of doubt, shall not include the right to advertise the Marks in the form of the Names outside the Territory; or (ii) on the Internet in a manner expressly authorised by this Agreement; and

(c)	The Licensee acknowledges and undertakes that it shall not use the Marks or the Names in connection with the provision of Internet Access by any means other than that expressly authorised by this Agreement.

3.5.5	The Licensee acknowledges and undertakes that it shall not use the Marks or the Names in connection with providing any fixed non-mobile telecommunication services utilizing metal, fiber-optic or radio relay media. For the avoidance of doubt, where in relation to the provision of Mobile Voice and Data Services, the Licensee in the ordinary course of its business conveys the message over a Fixed Network or interconnects with, or provides interconnection services to or receives interconnection services from any third party which are conveyed over a Fixed Network, such interconnection shall not be considered to be a provision of fixed telecommunication services for the purposes of this Clause.

3.5.6	The Licensee shall not use the Marks or the Names (including on invoices, marketing publications or other materials) in a manner so as to create an impression that it is itself the manufacturer, developer, creator or (otherwise than as intermediary or conduit) supplier of Non-Branded Content Services.

3.5.7	For the avoidance of doubt, the Licensee shall not have the right to use the Marks in relation to the provision of Internet Access other than via the Handsets.

3.5.8	The Licensee shall not be entitled to manufacture Handsets and/or Accessories itself but shall be entitled to use reputable sub-contractors to do so on its behalf provided that:

(a)	the use of such sub-contractors complies with the obligations in Clause 7;

(b)	the Handsets and/or Accessories comply with the quality control provisions contained in this Agreement, including, but not limited to, the provisions of Clause 5.3; and

(c)	the Handsets and/or Accessories are manufactured for and intended to be used exclusively by Customers in the course of the Licensee’s carrying out of the Licensed Activities.

3.6	No Use of Similar Names

3.6.1	Subject to Clauses 3.8 and 3.10, VEL undertakes not to license, use or permit any Affiliate or third party to use any of the names:

(a)	Virgin Mobile, Virgin Mobile USA, Virgin Mobile Stash, Virgin Mobile Sugar Mama, Virgin Extras, Virgin Xtras or names or marks confusingly similar thereto (but not including the Virgin Name or Virgin Signature) on or in relation to any goods or services in the Territory; and

(b)	Virgin XL or names or marks confusingly similar thereto (but not including the Virgin Name or Virgin Signature) on or in relation to any telecommunication or mobile content services, including without limitation, Content Services.

For the avoidance of doubt, it shall not be a breach by VEL of this Agreement if an unrelated third party imports Handsets bearing the Virgin Mobile name, Virgin Name or Virgin Signature into the Territory through distribution channels other than those authorized or intended by VEL or any Virgin Entity, provided that VEL is otherwise in compliance with Clause 6.1 hereunder.

3.6.2	The Licensee shall not use the names “Virgin Extras”, “Virgin Xtras” and “VirginXL” in any manner other than:

(a)	in the liquid crystal display screens of Handsets; or

(b)	in conjunction with and in close proximity to the Virgin Mobile name and/or logo.

3.7	Use of Additional Marks and Additional Sites

(a)	If the Licensee wishes to use:

(i)	any V Mark;

(ii)	any mark incorporating the word “Virgin” or a V Mark that is used outside of the Territory by a Virgin Entity engaged in the provision of Mobile Voice and Data Services outside of the Territory;

(iii)	any mark consisting of the Virgin Name or the Virgin Signature in combination with additional elements as a composite mark that is not a Name and not otherwise previously approved in writing by VEL; or

(iv)	the Virgin Name alone or Virgin Signature alone, in each case without additional elements,

in each case, other than the use of the Names as permitted by this Agreement, it shall notify VEL and seek VEL’s consent in accordance with this Clause 3.7(a) prior to commencing use of the relevant mark. If VEL consents in VEL’s discretion (which VEL shall exercise reasonably, except in relation to a request under a Clause 3.7(a)(iv), in which case VEL may withhold its consent at its absolute discretion)) to the proposed use by the Licensee, it shall grant the Licensee by written notice to the Licensee a license to use the relevant mark on the terms and conditions applicable to Marks under this Agreement and the relevant mark shall, from the date of that grant, be deemed to be a Mark and a Name for the purposes of this Agreement;

(b)	If the Licensee wishes to use a URL containing any V Mark or the Virgin Name, in each case, other than the use of the Licensee’s Site as permitted by this Agreement, it shall notify VEL and seek VEL’s consent in accordance with this Clause 3.7(b). If VEL consents in VEL’s discretion (which VEL shall exercise reasonably) to the proposed use by the Licensee, it shall register such URL on behalf of Licensee and grant the Licensee by written notice to the Licensee a license to use the relevant URL on the terms and conditions applicable to Additional Sites under this Agreement and the relevant URL shall, from the date of that grant, be deemed to be an Additional Site for the purposes of this Agreement;

(c)	If VEL withholds its consent pursuant to Clauses 3.7(a) and (b) above, it will explain in writing in reasonable detail the basis for its decision. If VEL fails to provide written notice of its decision within thirty (30) days of the request, the request will be deemed approved for purposes of this Clause. If VEL and Licensee do not agree with respect to any such issue, either Party may escalate the matter as provided in Clause 14.11;

(d)	All costs relating to the registration and renewal of an Additional Mark or an Additional Site in accordance with this Clause 3.7 shall be borne equally by the Parties; and

(e)

The creation of any new design logos solely incorporating the Marks or the name “Virgin Mobile” shall be the responsibility of VEL or any party nominated by VEL, provided that the Licensee shall give VEL at least two (2) months prior notice of its requirement for such a logo, and further provided that VEL shall consult with and liaise with the Licensee during the creation of such logos unless there are legitimate reasons (in VEL’s reasonable opinion) why VEL should not do so. In certain circumstances, VEL may delegate the creation of such logos to the Licensee provided that such logos shall comply with the TM Guidelines and the Licensee shall not make use of any such logos (including but not limited to use on headed note paper, business cards and any advertising, marketing or promotional purposes) unless VEL has given its prior written approval to the use of such logos (in its absolute discretion). This Clause 3.7(e) shall also apply in the case of any use of the Marks in relation to any co-branding of the Marks with the marks of any third party and which is otherwise permitted under this Agreement.

3.8	Use on Internet and Similar Media

The Licensee acknowledges and agrees that:

(a)	the homepage of the website with the URL virginmobile.com (or any successor thereto or other website owned by VEL and using “virginmobile” with a different gTLD) shall, unless the Parties agree otherwise, contain a directory of and a hyperlink to the Licensee’s Site and to all licensees to whom VEL has granted rights to use the name “Virgin Mobile” in relation to the Licensed Activities within and outside the Territory;

(b)	the management, operation and content of the website with the URL virginmobile.com will be determined by VEL in consultation with the Licensee and the other licensees referred to in Clause 3.8(a);

(c)	VEL has granted and may continue to grant rights to use the Names (other than “Virgin Mobile USA”) to third parties in relation to the Licensed Activities outside the Territory, including on the Internet or using other forms of technology and media developed in the future that are by their nature accessible worldwide, in a manner such that those Names may be accessible to persons within the Territory, but VEL will not allow such entities or future licensees to, and will not itself, specifically target customers for the Licensed Activities residing within the Territory;

(d)	the grant of the rights referred to in Clause 3.8(c) shall not be a breach of VEL’s obligations under this Agreement; and

(e)	a page of the Licensee’s Site shall include a hypertext link to virginmobile.com; provided that the Licensee shall have sole discretion regarding the placement and design of such link.

3.9	Websites and Hypertext Links

VEL acknowledges and agrees that:

(a)	the Licensee shall not be required to provide a hypertext link from the Licensee’s Site to any other licensee of VEL;

(b)	the homepage of the website with the URL virginmobile.com (or any successor thereto or other website owned by VEL and using “virginmobile” with a different gTLD) shall, unless the Parties agree otherwise, be a directory of all licensees to whom VEL has granted rights to use the name “Virgin Mobile” in relation to the Licensed Activities within and outside the Territory, and such homepage shall have a hypertext link on all such websites to the Licensee’s Site that is no less prominent in all material respects than any other link to any other mobile service provider using the name “Virgin Mobile”; and

(c)	once the link to the Licensee’s Site described in Clause 3.9(b) above is selected, the Licensee may configure the Licensee’s Site so that it permits a user of the website, if the user consents, to configure his or her Internet browser so that it defaults to the Licensee’s Site each time that browser accesses the URL virginmobile.com.

3.10 Customer and Roaming Services within the Territory

The Licensee acknowledges that third parties licensed by VEL to use the Names outside the Territory may use the Names (other than “Virgin Mobile USA”) in the Territory (including without limitation, on a Handset or Handset display and in accordance with the provisions of Clause 3.8(c)) to provide services equivalent to the Roaming Services and Customer Support Services to their customers while such customers are in the Territory; provided that (i) such customers receiving such roaming services are normally resident outside of the Territory; and (ii) such licensees shall not advertise in the Territory.

3.11	Customer Service Levels

3.11.1	The Licensee agrees to use commercially reasonable efforts to:

(a)	ensure that its level of customer service and complaint handling reflect the Brand Values and a high standard of customer care, including but not limited to complying with the Customer Service Levels set forth in Exhibit D, or such other service levels as may be agreed by the Parties in writing from time to time; and

(b)	conduct the Licensed Activities in accordance with honest and ethical business practices at all times whether dealing with employees, the public, the business community, shareholders, customers, suppliers, competitors, governmental and regulatory bodies or otherwise, consistent with the Licensee’s Code of Conduct attached as Exhibit C, as Licensee may reasonably amend from time to time.

3.11.2	The Licensee agrees to provide customer satisfaction and complaints reports to VEL or a party nominated by VEL in the form of the Benchmarking Template, as such may be amended from time to time by the mutual agreement of the Parties, and at the times referred to in Exhibit D.

3.11.3	In the event that VEL believes in its reasonable discretion that Licensee is not in compliance with the Customer Service Levels set out in Exhibit D, VEL shall so notify Licensee in writing. Licensee shall provide to VEL an explanation in writing of the reasons for such failure to comply with such Customer Service Levels within twenty (20) Business Days of such notification by VEL and shall use commercially reasonable efforts to remedy such failures as soon as reasonably practicable.

3.11.4

In the event that VEL believes in its reasonable discretion that Licensee has not been able to demonstrate to VEL that it has taken reasonable steps necessary to remedy the failures identified by VEL pursuant to Clause 3.11.3 within ninety (90) days of VEL’s notification provided pursuant to Clause 3.11.3, VEL shall so notify Licensee in writing. Licensee shall provide to VEL an action plan detailing how it plans to remedy such failures within twenty (20) Business Days of such notification by VEL. VEL shall consider such action plan and within twenty (20) Business Days shall (acting reasonably) indicate in writing to Licensee whether it agrees with such proposed action plan or whether it would like to see any modifications made to such action plan. Once an action plan has been agreed by the Parties following discussion in good faith, the Licensee shall use its commercially reasonable efforts to implement such action plan as soon as reasonably practicable.

3.11.5	If, after an action plan is implemented pursuant to Clause 3.11.4, VEL believes in its reasonable discretion that Licensee has not been able to demonstrate to VEL that it has taken sufficient steps to remedy any failures to meet the Customer Service Levels within ninety (90) days of an action plan being agreed by the Parties pursuant to Clause 3.11.4, VEL shall so notify Licensee in writing that the matter shall be escalated to the members of the senior management teams of VEL and Licensee for resolution. The members of the senior management teams of VEL and Licensee shall use their reasonable endeavors to meet within ten (10) Business Days of VEL’s notification provided pursuant to this Clause 3.11.5.

3.11.6	If the senior management teams of VEL and Licensee are unable to resolve a matter referred to them pursuant to Clause 3.11.5 within twenty (20) Business Days of the date on which the senior management team meet (pursuant to Clause 3.11.5), VEL shall have the right to serve a notice of termination on Licensee in accordance with Clause 9.2(b)(iii).

3.12	Customer Dealings

(a)	The retention and use of personal data of Customers and members of the public by the Licensee shall at all times comply with the terms of the Direct Selling Guidelines incorporated in the TM Guidelines (as amended from time to time), relevant legislation (including but not limited to the Controlling the Assault of Non-Solicited Pornography and Marketing Act 2003) and regulations and best practice recommendations of regulatory bodies (including but not limited to the Federal Trade Commission and Federal Communications Commission) and nationally recognized industry-sponsored bodies (including but not limited to the Direct Marketing Association and Direct Selling Association).

(b)	The Licensee shall not (i) send any unsolicited marketing communications of any kind (including but not limited to email, SMS, text messaging, outbound telemarketing and mail) to those Customers or potential customers who have opted out of receiving such communications either directly with the Licensee or another third party from whom the Licensee has obtained personal data, and/or (ii) make telemarketing communications to any potential customers who have registered their telephone numbers with the Federal Trade Commission’s National Do Not Call Registry unless Licensee has an existing business relationship with such potential customers.

PAYMENT OF ROYALTIES

4.1 The Licensee agrees to pay VEL continuing Royalties which, for any one Financial Year (and pro rata for parts thereof), shall be 0.25% of Gross Sales during that Financial Year,

and subject to Clause 4.7, up to a maximum of USD 4,000,000 (four million United States dollars) in any one Financial Year (the Cap). The Licensee shall pay the amount payable under this Clause in respect of each quarter within ten (10) Business Days of the end of each quarter and in the manner nominated by VEL.

4.2 The Licensee shall supply to VEL:

(a)	a quarterly statement of the Licensee’s Gross Sales within five (5) Business Days of the end of each quarter of the applicable Financial Year;

(b)	a statement showing Gross Sales for each Accounting Period of the Licensee within one (1) month after the end of such period certified by a qualified auditor approved by VEL;

(c)	a balance sheet and profit and loss account showing the true position of the business of the Licensee for each Financial Year during the Term and for the Financial Year first expiring after the expiration or termination of this Agreement after the end of the relevant Financial Year certified by a qualified auditor approved by VEL; and

(d)	any other information relating to the financial position of the Licensee as may be reasonably requested by VEL during the Term of this Agreement.

4.3 If the Gross Sales certified by the auditors of the Licensee in the statement provided pursuant to Clause 4.2(b) multiplied by the continuing royalty rate as set out in Clause 4.1 exceeds the amount paid to VEL by the Licensee pursuant to Clause 4.1 for the Accounting Period, the Licensee shall pay such excess to VEL, such payment to accompany the statement.

4.4 If the Gross Sales certified by the auditors of the Licensee in the statement provided pursuant to Clause 4.2(b) multiplied by the continuing royalty rate as set out in Clause 4.1 is less than the amount paid to VEL by the Licensee pursuant to Clause 4.1 for the Accounting Period, VEL agrees to refund the amount of such deficiency to the Licensee within thirty (30) days of the receipt of such statement by VEL.

4.5 Any obligation to make a payment under this Agreement has been expressed exclusive of any federal, state, local or other governmental value added, sales or similar tax. If such tax is chargeable under this Agreement, any payments due to VEL hereunder shall be increased to include an amount equal to such tax.

4.6 In the event of any payment to be made by the Licensee under this Agreement not being received by VEL on or before the date of payment, VEL shall be entitled to charge interest on such payment at the rate of four percent (4%) per annum above the base rate of Lloyds TSB Bank PLC from the due date for payment to the date when payment is actually received (both before and after any court judgment).

4.7 Beginning on January 1, 2008, the Parties shall make annual adjustments for inflation to the Cap equal to the change in the United States Department of Labor Consumer Price Index (set forth at http://www.bls.gov/cpi/) from January 1 of one Financial Year of the Agreement to the following January 1, calculated as of January 1. All such calculations shall be made within thirty (30) days of the date that such information is released by the United States Department of Labor and adjustments to the Cap shall be applicable for the following Financial Year.

CONDITIONS OF USE

5.1 The Licensee hereby undertakes that it shall use the Marks at all times only in accordance with the TM Guidelines in effect from time to time, a current copy of which is included as Exhibit B to this Agreement. In the event of any inconsistency between the terms of this Agreement and the TM Guidelines, the provisions of this Agreement shall prevail. VEL agrees that the TM Guidelines provided to the Licensee shall be no more stringent than similar guidelines regarding the use of the Virgin Name, Virgin Signature and other marks, including the Marks, that VEL requires its other licensees to comply with. For the avoidance of doubt, the Licensee shall be permitted to develop and utilize its own brand usage guidelines specific to its business to the extent that such guidelines are supplemental to and not inconsistent with the TM Guidelines.

5.2 The Licensee hereby undertakes that it shall not register or apply to register any of the Marks or any V Mark or any confusingly similar marks as the whole or part of any domain name, electronic mail address, mark or otherwise without the prior written consent of VEL. The Additional Sites set forth on Schedule 4 are hereby approved in accordance with this Clause 5.2.

5.3 The Licensee acknowledges that the value and reputation of the Marks are such that they denote high quality status and agrees to ensure that the goods and services to which the Marks are applied are of a style, appearance and quality so as to maintain the reputation of the Marks.

5.4 The Licensee further undertakes to comply with the following conditions of use:

(a)	subject to the remaining provisions of this Clause, the Licensee shall submit designs for any printed materials using the Marks to VEL for approval as to the manner and context of the intended use of the Marks except in so far as (i) the materials comply with the TM Guidelines or (ii) have been previously approved. The Licensee shall not make use of any such design or advertising, marketing or promotional materials incorporating such designs for the purpose of the Licensed Activities unless VEL has given its prior written approval (exercising its discretion reasonably) to the use of such materials as required by this Clause 5.4(a);

(b)	if, in VEL’s reasonable opinion, any advertising or promotional material in which any of the Marks are used does not comply with this Agreement or the TM Guidelines, it may reject such materials and shall explain in writing in reasonable detail the basis for its decision. Provided that it has taken into consideration VEL’s comments and reasons for the rejection of any materials, Licensee may revise and resubmit any materials rejected by VEL in accordance with this Clause 5.4;

(c)	where VEL has not sent (by courier, post, email or fax) to the Licensee at its then usual business or email address a written response in relation to the designs submitted by the Licensee within five (5) Business Days of receipt of such materials, VEL shall be deemed to have approved the designs for the purposes of this Clause;

(d)	the Licensee’s use of the Marks (including without limitation, the shape, color and design of all Products and advertising and promotional material on or in which the Marks appear) shall comply at all times with the TM Guidelines or be in such other form as may from time to time be reasonably approved in advance in writing by VEL;

(e)	if, in VEL’s reasonable opinion, any advertising or promotional material in which any of the Marks are used does not comply with this Agreement or the TM Guidelines and remains non-complaint for a period of seven (7) Business Days of receipt of reasonably detailed notice from VEL of the non-compliance, the Licensee must withdraw or use commercially reasonable efforts to procure the withdrawal of all such advertising and/or promotional materials;

(f)	where reasonably practicable and at the reasonable request of VEL, the Licensee shall display a statement in the following terms:

“VIRGIN and the Virgin Signature logo are registered trademarks of Virgin Enterprises Limited and are used under license.”;

(g)	the Marks may not be used in combination with any other marks, names, words, logos, symbols or devices (except as specified in this Agreement) without the prior written consent of VEL (at its absolute discretion);

(h)	the Marks shall not be used in any manner which would materially damage the reputation of the Marks;

(i)	the Licensee shall promptly provide VEL with details of all material complaints made by Customers, distributors, retailers and/or members of the public relating to any Products sold under the Marks and/or the Licensed Activities conducted under the Marks which the Licensee, in the exercise of its reasonable discretion, reasonably believes are capable of having an adverse effect upon the goodwill attending the Marks and/or the goodwill otherwise associated with the businesses of other Virgin licensees, together with reports on the resolution of such complaints and shall comply with any reasonable directions or recommendations given by VEL in respect thereof;

(j)	the Licensee shall obtain and comply with all necessary consents, licenses and authorisations and all other required formalities, and comply with all applicable Laws in force within the Territory (including without limitation the Economic Espionage Act of 1996 and applicable laws regarding the protection of intellectual property rights), in connection with the exercise of the Licensee’s rights granted by this Agreement and is under an obligation to notify VEL if it becomes aware of any changes or possible changes in legislation, regulations, policy or procedures which reasonably may adversely affect the ability of the Licensee to carry on its business or use the Marks; and

(k)	the Licensee shall use commercially reasonable efforts to comply with its contractual obligations including but not limited to banking covenants.

5.5 During the Term the Licensee shall not use without VEL’s prior consent (as described in Clause 3.7):

(a)	any marks which are confusingly similar to but not identical with the Marks or which otherwise incorporate the Virgin Name, or any V Mark, in relation to the Licensed Activities; or

(b)	the Marks, any marks which are confusingly similar to but not identical with the Marks or which otherwise incorporate the Virgin Name, or any V Mark, in relation to any activities other than the Licensed Activities.

5.6 In order to ensure that the Licensee is complying with the obligations under this Agreement, the Licensee shall permit and facilitate review by VEL of Licensee’s uses of the Marks, including, upon the reasonable written request of VEL:

(a)	providing reasonable quantities of samples of any materials, including Products and all advertising, marketing and promotional materials bearing the Marks used in connection with the Licensed Activities prior to or in the course of their installation, sale or distribution (such samples to be provided at VEL’s cost);

(b)	providing VEL as soon as practicable with particulars of proposed advertising campaigns bearing the Marks used in connection with the Licensed Activities;

(c)	providing VEL with details of any material claims, litigation, arbitration or administrative proceedings, investigations or enquiries which are in progress or threatened in writing against the Licensee concerning the provision of the Licensed Activities;

(d)	meeting with VEL at least once in each calendar year at the Licensee’s offices at VEL’s expense in order to review the exercise of the Licensee’s rights granted by this Agreement; and

(e)	not more than once per Financial Year (unless reasonably justified under the circumstances) permitting VEL (or its nominated representative) upon reasonable notice during business hours to enter the Licensee’s premises to assess whether the Licensee is complying with the obligations under the terms of this Agreement, provided that any confidential material viewed by VEL is subject to the terms of Clause 12 herein.

5.7 If at any time the Licensee fails to comply with the conditions of use or standards of quality and presentation set out in this Clause 5, VEL may direct the Licensee (in writing) to take such steps as may be necessary to ensure compliance which will, if such steps are taken to the reasonable satisfaction of VEL, remedy such breach without prejudice to the Licensee’s liability to VEL in respect of any damages or other claims which may have arisen as a result of such breach. If VEL and Licensee do not agree with respect to any such issue, either Party may escalate the matter as provided in Clause 14.11.

5.8 Licensee shall not solicit for employment any employee of VEL or a Virgin Entity without the consent of VEL; provided, however, that this Clause 5.8 shall not preclude Licensee from interviewing, discussing terms of employment with or hiring an employee of VEL or any Virgin Entity that responds to any generalized search by Licensee for employees through media advertisements, employee search firms or otherwise.

5.9 The Licensee recognises that it is part of a group of companies and businesses licensed by VEL to use the Marks and agrees that it shall use its commercially reasonable efforts to participate in certain mutually beneficial group activities and initiatives including, but not limited to, charitable initiatives and activities (e.g., Virgin Unite), corporate social responsibility (e.g., Virgin Aware), procurement initiatives, marketing forums, group wide and inter company promotions and cross selling activities as may be mutually agreed from time to time.

MARK PROTECTION

6.1 VEL undertakes:

(a)	to prosecute registration of and maintain in good standing the Marks (other than any Additional Marks);

(b)	at the Licensee’s reasonable request, to file applications for, prosecute registration of and, upon grant, maintain in good standing any Additional Marks, subject to (i) VEL’s consent to the use of such Additional Mark pursuant to Clause 3.7 and (ii) the availability of such Additional Marks for registration in the name of VEL and the uses by the Licensee for which consent is given;

(c)	to take all necessary steps to defend its rights and those of Licensee against infringement of the Marks by third persons in accordance with Clause 10.2, provided that the Licensee acknowledges that those of the Marks including the Virgin Name may be considered descriptive in some circumstances in the US Virgin Islands, and that VEL may not be able to prevent third parties using those Marks in the US Virgin Islands in those circumstances; and

(d)	subject to the provisions of Clause 6.6, to use commercially reasonable efforts in its prosecution or defense of any matter regarding infringement of the Marks to avoid limiting or otherwise harming Licensee’s rights hereunder, and to provide Licensee with prior notice of any settlement which would adversely affect Licensee’s rights hereunder.

6.2 The Licensee and VEL each undertake that they shall, at the other’s request and at the Licensee’s expense, execute or procure the execution (including by any of the other Licensees) of any document which may be necessary to allow recordal of the rights granted to the Licensee by this Agreement and the corresponding cancellation of such recordal on the expiration or termination of this Agreement, for whatever reason.

6.3 The Licensee shall not:

(a)	seek any registration of any mark, copyright or analogous right which is identical with or confusingly similar to any of the Marks or a V Mark or a mark which otherwise incorporates the Virgin Name (or any transliteration or translation thereof) in any country in the world; or

(b)	challenge the validity or VEL’s ownership of the Marks or any registrations for them.

6.4 Subject to Clause 6.1, VEL shall take all steps reasonably necessary to ensure that the registrations of the Marks cover (and, if applicable, are extended to cover) the scope of the Licensed Activities in the Territory to the extent that registrations are available in the Territory and as the Licensee may reasonably request or as VEL reasonably considers is necessary to protect the value, reputation and/or goodwill associated with the Marks. All costs related to the foregoing shall be shared equally by the Parties.

6.5 The Licensee shall, at the request of VEL and at VEL’s cost, provide full assistance in connection with the protection and maintenance by VEL of its rights in and to the Marks in the Territory as VEL may from time to time in its reasonable discretion determine necessary.

6.6 The Licensee shall immediately stop using, or as VEL may direct, modify the use of, any Marks in relation to any part or parts of the Licensed Activities on receipt of written notice from VEL notifying the Licensee that:

(a)	in the case of a Mark other than a V Mark, such use has been finally and definitively determined by a court of competent jurisdiction to infringe upon the intellectual property rights of a third party; and

(b)	in the case of a V Mark, such use infringes or is reasonably likely to infringe the intellectual property rights of a third party and VEL gives the Licensee full details of the alleged infringement, together with a written opinion from a competent legal counsel (approved by the Licensee, such approval not to be unreasonably withheld) to the effect that such use constitutes, or is reasonably likely to constitute, an infringement of the intellectual property rights of a third party;

provided in each case that:

(1)	VEL shall permit the Licensee to recommence use of the Marks if, and as soon as reasonably practicable after, VEL settles the matter with the third party with the effect that use by the Licensee is permitted or would no longer amount to an infringement of such third party’s rights; and

(2)	the Licensee’s obligation to pay Royalties in respect of its use of the Marks shall be suspended during the period that it is required by VEL under this Clause 6.6 to stop using the Virgin Name or the Virgin Signature and Licensee may sue VEL to recover any damages it may have suffered as a result of its ceasing to use the Virgin Name or the Virgin Signature (where that use would otherwise be permitted by this Agreement) at VEL’s direction pursuant to this Clause 6.6.

DEALINGS AND SUB-LICENSING

7.1 The rights granted under this Agreement are personal to the Licensee and the Licensee shall not delegate, sub-license, assign, mortgage, charge or encumber with a security interest any of those rights to any third party without the prior written consent of VEL (which may be withheld for any reason), except:

(a)	as permitted by Clause 7.2;

(b)	to an Affiliate;

(c)	other than with respect to any transaction that, if completed according to its terms would constitute an Adverse Change of Control and that VEL has elected to terminate in accordance with Clause 9.3, to any successor of the Licensee by way of merger, consolidation or the acquisition of all or substantially all of the business and assets of Licensee relating to this Agreement;

(d)	to any successor of the Licensee in connection with a reorganization relating to an initial public equity offering of the Licensee, provided that such reorganization shall take place within no more than ninety (90) days of such initial public equity offering of the Licensee; or

(e)	granting a sub-license to retailers in the ordinary course of business solely for use in connection with an agreement regarding distribution of Licensee’s products and services.

In the event of any assignment by the Licensee in accordance with this Clause 7.1, the Licensee shall procure the execution by the transferee of a novation agreement with VEL so as to give effect to the transfer and to bind the transferee to all provisions of this Agreement.

7.2 The Licensee may sub-license its rights under this Agreement to the extent necessary to allow the Licensee to sub-contract to a manufacturer, retailer, printer or other person requiring a license in connection with the conduct of the Licensee’s business any part of the operations required to facilitate the conduct of the Licensed Activities or the provision of Products, provided that:

(a)	on VEL’s written request, the Licensee gives written notice to VEL of any sub-license it has entered into;

(b)	the sub-license shall be in writing on terms and conditions no less onerous than those imposed on the Licensee by this Agreement;

(c)	the sub-licensee shall not have the right to sub-license its rights under the sub-license to any third party;

(d)	the permission to grant sub-licenses (and all sub-licenses granted) under this Clause shall terminate automatically on termination or expiration of this Agreement;

(e)	the Licensee shall be liable for all acts and omissions of its sub-licensees, which shall be deemed to be the acts and omissions of the Licensee for the purposes of this Agreement;

(f)	the Licensee shall at all times and at its own cost enforce compliance by the sub-licensee with the terms of the sub-license; and

(g)	the Licensee shall not sub-contract the whole of its business operations to a third party.

VEL’s WARRANTIES

8.1 VEL represents and warrants that:

(a)	it is the beneficial owner of the Marks currently or hereafter registered or claimed as marks by VEL;

(b)	it has the right to grant all of the rights it purports to grant under this Agreement;

(c)	it is not aware of any other rights whose grant under this Agreement would be necessary to enable the Licensee to carry on the Licensed Activities under the Marks in the form of the Names in accordance with this Agreement;

(d)	it will not itself exercise and it has not appointed, authorized or allowed and it will not appoint, authorize or allow any other person to use the “Virgin Mobile” name, “Virgin Mobile USA” name, Virgin Name or Virgin Signature, in each case, on or in relation to Mobile Voice and Data Services and/or on Handsets in the Territory; and

(e)	it will not itself exercise and it has not appointed, authorized or allowed and it will not appoint, authorize or allow any other person to use the “Virgin Mobile” name, “Virgin Mobile USA” name, in each case, in respect of the exercise of any of the rights granted exclusively to the Licensee under this Agreement, provided that, in each case, the warranties and representations in this Clause 8.1 do not apply to any V Marks.

TERMINATION AND EFFECTS OF TERMINATION

9.1 This Agreement shall expire automatically without need for further notice upon the expiration of the Term.

9.2 If any of the following occur (each a Default and the Party triggering such Default a Breaching Party):

(a)	VEL or Licensee fails to make a payment of money due under this Agreement which failure continues for more than thirty (30) days after written notice from the other Party requiring the payment to be made;

(b)	VEL or Licensee commits a material breach of any of the provisions of this Agreement, which breach:

(i)	is or is likely to be materially damaging to the other Party or to the goodwill of the Marks, including the use of the Marks for purposes other than a Licensed Activity; or

(ii)	arises from the Licensee’s use of the Marks for purposes other than a Licensed Activity (but where such use is not materially damaging to the other Party or to the goodwill of the Marks); and

(iii)	continues for a period of more than sixty (60) consecutive days after receipt of written notice from the non-breaching Party specifying the breach (the Cure Period);

(c)	VEL or Licensee ceases to do business as a going concern;

(d)	VEL or Licensee is unable to or admits its inability to pay its debts as they become due;

(e)	VEL or Licensee institutes a voluntary proceeding, or becomes the subject of an involuntary proceeding which involuntary proceeding is not dismissed within thirty (30) days, under any bankruptcy act, insolvency Law or any Law for the relief of debtors, has a receiver appointed for the Party which appointment is not dismissed, vacated or stayed within thirty (30) days, or executes a general assignment for the benefit of creditors;

(f)	Licensee challenges VEL’s ownership of the Marks or the Names; or

then:

(A)	if VEL is the Breaching Party and VEL has failed to cure any Default with the applicable cure period, if any, then Licensee may, at any time within twenty-four (24) months of the expiration of any applicable cure period for such breach, terminate this Agreement upon ninety (90) days prior written notice to VEL and Sprint Ventures, Inc.; and

(B)	if Licensee is the Breaching Party and Licensee has failed to cure any Default with the applicable cure period, if any, then VEL may, at any time within ninety (90) days of the expiration of any applicable cure period for such breach, terminate this Agreement upon thirty (30) days written notice to Licensee and Sprint Ventures, Inc; provided however that, within such thirty (30) day period before termination, the Parties may agree to extend the license in whole or in part beyond such date of nominal termination, in accordance with a transition plan suitable to protect the Licensee’s interests while Licensee effects a transition to replace trade names and marks; provided, further, that in no event shall VEL be required to commit to continued use of the Marks or any of them throughout a transition period of more than twelve (12) further months, and VEL shall continue to be entitled to procure injunctive relief or any other remedies against continuation of any breach by Licensee as of the date of notice of termination, provided that, if (x) VEL notifies the Licensee of a breach referred to in 9.2(b)(B) above and (y) the Licensee wishes to dispute that the Marks have been used for purposes other than a Licensed Activity, the Licensee shall, within ten (10) days of receiving the notification, notify VEL enclosing a Resolution Request (as defined in Clause 14.11(a)) and the Parties shall attempt to resolve the matter in accordance with Clause 14.11, and in relation to that breach:

(1)	the Cure Period shall not be deemed to have commenced unless the Parties are not able to resolve the dispute by the expiry of the fifteen (15) Business Day period referred to in Clause 14.11(d), upon which the Cure Period shall be deemed to commence;

(2)	if the Parties determine during or as a consequence of the procedures in Clause 14.11 that the Licensee is using the Marks for purposes other than a Licensed Activity, then the Cure Period shall be deemed to commence upon written notice from VEL following that determination; and

(3)	if the Parties determine during or as a consequence of the procedures in Clause 14.11 that the Licensee is not using the Marks for purposes other than a Licensed Activity, VEL shall notify Licensee that the notice of termination is withdrawn.

9.3 In addition to the foregoing, in the event that, at any time during the Term, if:

(a)	Licensee enters into a transaction that, if completed according to its terms, would constitute an Adverse Change of Control, then (i) Licensee will provide VEL a written notice as soon as reasonably practicable; and (ii) VEL may, during the period beginning with receipt of notice from Licensee and ending ninety (90) days following the completion of any such transaction, provide written notice to Licensee of VEL’s intent to terminate this Agreement and such termination shall become effective twenty-four (24) months from the date of receipt by Licensee of such notice; or

(b)	Licensee’s rights under its PCS Services Agreement between Licensee and Sprint Spectrum L.P., a Delaware limited partnership (SPCS), governing the provision of telecommunication services by SPCS to Licensee (as amended, supplemented or otherwise modified from time to time, the PCS Services Agreement) are terminated due to an adverse change of control with respect to SPCS, the specifics of which are set forth in the PCS Services Agreement (SPCS Change of Control Termination), then (i) Licensee will provide VEL a written notice as soon as reasonably practicable; and (ii) VEL may, during the period beginning with completion of the SPCS Change of Control Termination or receipt of such notice from Licensee (whichever is sooner) and ending ninety (90) days following the completion of any such transaction, provide written notice to Licensee of VEL’s termination of this Agreement and such termination shall occur on the effective date of termination of the PCS Services Agreement.

9.4 Upon expiration of the Term or earlier termination of this Agreement for any reason, the Licensee shall, and procure that all sub-licensees shall, as soon as reasonably practicable and in any event no later than three (3) months following expiration or termination (unless a longer period is authorized under a transition plan agreed under Clause 9.2):

(a)	cease to use any of the Marks other than use in connection with accurate historical descriptions of the business and as may be required by any applicable Law;

(b)	remove from any establishment or place all representations of the Marks including without limitation all signs or display material bearing the Marks;

(c)	deliver (at its expense) to VEL (or to any person, firm or company nominated by VEL) such products and other materials that it owns or that are in its possession which reproduce or display the Marks or, at the election of Licensee, remove the use of the Marks on such products or materials and provide VEL with satisfactory evidence of their removal, or at the election of Licensee, destroy such products and other materials and provide VEL with satisfactory evidence of their destruction; provided that Licensee shall not be obligated to remove the Marks from Handsets or other Products under the control or in the inventory of any Customer or third-party distributor, including Virgin Entertainment Group;

(d)	change its name to a name that does not incorporate the Marks or anything confusingly similar thereto and cease to use the Marks as a business or trading name or part thereof; and

(e)	at the request of VEL, execute any documents provided to the Licensee by VEL necessary to confirm that the goodwill that has accrued during the Term in the Marks or any Mark is vested in VEL.

9.5 The Licensee shall be entirely responsible to VEL for any direct damage caused by the unauthorised use of such products and/or materials which are not delivered up or destroyed or altered pursuant to Clause 9.4(c).

9.6 Termination of this Agreement shall be without prejudice to the rights of either Party which may have accrued up to the date of such termination.

9.7 Except as otherwise provided in Clauses 9.2 and 9.3, neither Party may terminate this Agreement except by notice in writing to the other and with the written consent of the other.

INFRINGEMENTS AND INJUNCTIVE RELIEF

10.1 The Licensee shall promptly notify VEL of:

(a)	any unauthorised use or infringement or suspected or threatened infringement of the Marks or of any passing off or of any other act or thing which might reasonably vitiate or prejudice the rights of VEL in and to the Marks, in each case, in the Territory; and

(b)	any claims or allegations that the use of the Marks by the Licensee or its sub-licensees infringes the rights of any third party that come to its notice at any time giving reasonable particulars thereof.

10.2 Subject to Clauses 6.1(d) and 10.4, VEL shall have the exclusive right in its absolute discretion and at its expense to take whatever action it believes necessary and proper in connection with any of the matters described in Clause 10.1 above.

10.3 The Licensee agrees to provide to VEL at the expense of VEL all reasonable assistance which VEL may require in connection with any action it may decide to take in relation to any unauthorised use, infringement, suspected or threatened infringement, passing off or other unlawful interference with the rights of VEL (including, without limitation, bringing or joining in proceedings or lending its name to any proceedings brought by VEL). The provisions of Section 30(2) of the Trademarks Act 1994 (as amended, re-enacted or replaced from time to time) or similar or equivalent legislation in any country of the world, if any, are expressly excluded by the Parties for the purposes of this Agreement.

10.4 If, having been requested in writing by the Licensee to do so, VEL fails to take action in respect of any event described in Clause 10.2 for a period exceeding twenty eight (28) days or sooner, if agreed by the Parties, the Licensee shall be entitled to do so at its own expense and in its own name and that of VEL and VEL agrees to provide the Licensee all reasonable assistance which the Licensee may require in connection with the action it takes provided always that:

(a)	the Licensee notifies VEL in writing of its intention to do so;

(b)	the Licensee shall only be permitted to take such action if failure to do so would have a material adverse effect on Licensee’s ability to exercise its rights with respect to the Licensed Activities;

(c)	the Licensee shall not be permitted to take such action if it would have a material adverse effect on VEL or any other licensee of the Marks acting within the terms of its license, in which case, the Parties shall cooperate on a good faith basis to attempt to find an alternate course of action;

(d)	the Licensee will indemnify and keep indemnified VEL from and against all third party costs and expenses (including, without limit, disbursements, legal costs on an attorney-client basis, fees and expenses and value added tax), actions, proceedings, claims, demands and damages arising directly from such action;

(e)	the Licensee keeps VEL up-to-date with details of the status of such action or proceedings;

(f)	the Licensee shall consult VEL prior to finalising any negotiated settlement of any such action or proceedings (although the terms of any such settlement shall be at the Licensee’s sole discretion);

(g)	if the Licensee succeeds in securing substantially all the relief it seeks in the action or proceedings it takes in accordance with this Clause 10.4, then it shall provide VEL with evidence reasonably acceptable to VEL (certified if required by VEL by a qualified auditor approved by VEL) of the legal costs and expenses incurred in taking that action and VEL shall reimburse the Licensee its reasonable legal costs and expenses so incurred;

(h)	where such action is taken by the Licensee against a Virgin Entity, VEL reserves the right to intervene between the parties and require the dispute and any proceedings related thereto to be suspended for a maximum of twenty (20) Business Days, unless otherwise agreed to by VEL and Licensee, whilst negotiations to resolve the issues take place. In the event that any resolution pursuant to this Clause requires amendments to be made to any agreement between VEL and Licensee or VEL and any other Virgin Entity, VEL will use its reasonable endeavours to effect the necessary amendments as soon as reasonably practicable.

10.5 The proportion of the costs and damages recovered in respect of any action (or of a settlement of any action) pursuant to Clauses 10.2 or 10.4 shall first, reimburse the Party who brought the action in respect of all costs and expenses payable to third parties (excluding, for the avoidance of doubt, the cost of lost management time) incurred as a result of bringing the action and the remainder shall go first to Licensee, to the extent of injury suffered by it from the subject matter of the action; provided that the Licensee provides VEL, upon the reasonable request of VEL, with evidence reasonably acceptable to VEL of the loss or damage caused by the subject matter of the actions (certified if required by VEL by a reasonably qualified auditor) with any and all excess recovery going to VEL; provided further that nothing in this Clause 10.5 shall derogate from the acknowledgement in Clause 2.

INDEMNITY

11.1 The Licensee undertakes and agrees that it shall at all times during the continuance in force of this Agreement observe and perform the terms and conditions contained in this Agreement. The Licensee undertakes and agrees to indemnify and hold harmless VEL and its officers, directors, agents, employees and representatives from and against all costs and expenses (including, without limitation, legal costs on an attorney-client basis, fees and expenses and value added tax), actions, proceedings, claims, demands and damages arising directly or indirectly from a third party claim relating to:

(a)	the Licensee’s use of a Mark in breach of this Agreement; or

(b)	the Licensee’s use of the Marks on or in relation to Products in connection with any product liability claims or proceedings,

save to the extent that the same are caused by a breach of this Agreement by VEL.

11.2 VEL shall indemnify and hold harmless the Licensee and its officers, directors, agents, employees and representatives from and against all costs and expenses (including, without limitation, legal costs on an attorney-client basis, fees and expenses and value added tax), actions, proceedings, claims, demands and damages arising directly or indirectly from a third party claim relating to:

(a)	the Licensee’s use of a Mark or a Name in accordance with this Agreement; or

(b)	invalidity of or defects in VEL’s title to the Marks, other than any V Marks or any additional elements used by the Licensee in combination with the Virgin Name or the Virgin Signature in accordance with Clause 3.7(c), save to the extent that the same are caused by a breach of this Agreement by Licensee.

CONFIDENTIALITY

12.1 Each of the Parties shall keep secret and confidential any information of a confidential nature which it may obtain relating to the business affairs and/or trade secrets of the other provided that this obligation shall not apply in respect of (a) any information which comes into the public domain other than as a result of breach by the recipient of the information of the provisions of this Clause, (b) which was otherwise known by the receiving Party prior to receipt of such information from the disclosing Party, or (c) which is required to be disclosed by Law, any governmental or regulatory authority or by order of a court of competent jurisdiction. This Clause shall continue in force following expiry or termination of this Agreement.

NOTICES

13.1 Any notice or other communication required or authorised to be given under this Agreement shall be in writing and either be delivered by hand or sent by first class post, courier or facsimile transmission (provided that in the case of facsimile transmission, the notice is confirmed by being delivered by hand or sent by first class post within forty-eight (48) hours) as follows:

Address for notices to VEL:	Virgin Enterprises Limited
120 Campden Hill Road London W8 7AR
England
Attention: Intellectual Property Department
Fax: +44 (0) 20 7313 2091

Address for notices to the Licensee:	Virgin Mobile USA, LLC
10 Independence Boulevard Warren, New Jersey 07059
Attention: VP, Business Affairs
Fax: (908) 607-4078

With a copy to:	Sprint Ventures, Inc.
c/o Sprint Spectrum L.P. 6330 Sprint Parkway
KSOPHA0310-3B121
Overland Park, Kansas 66251
Attention: Vice President, Business Development
Fax: (913) 762-0109

and:

Virgin USA Inc.
65 Bleecker Street, 6th Floor
New York, New York 10012
Attention: General Counsel
Fax: (646) 452-6161

13.2 The Parties may change the address, facsimile number or the name of the person for whose attention notices are to be addressed by serving a notice on the other Party in accordance with the provisions of this Clause.

13.3 All notices given in accordance with Clause 13.1 above shall be deemed to have been served as follows:

(a)	if delivered by hand or courier, at the time of delivery;

(b)	if posted, at the expiration of three (3) Business Days after the envelope containing the same was delivered into the custody of the postal authorities; or

(c)	if communicated by facsimile, at the time of transmission, provided that where, in the case of delivery by hand or transmission by facsimile, such delivery or transmission occurs after 6 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 a.m. on the next following Business Day. References to time in this Clause are to local time in the country of the addressee.

13.4 In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown or into the custody of the postal authorities as a pre-paid first class letter, or that the facsimile transmission was made after obtaining in person or by telephone appropriate evidence of the capacity of the addressee to receive the same, as the case may be.

GENERAL

Waiver

14.1 No delay, failure or indulgence by either Party to perform any provision of this Agreement shall operate or be construed as a waiver of that Party’s powers or rights under this Agreement or prejudice that Party’s rights to subsequent action. Any waiver by either Party of its rights under this Agreement shall not operate as a waiver in respect of any subsequent breach. No single or partial exercise of any power or right by either Party shall preclude any other or further exercise thereof or the exercise of any such other power or right under this Agreement.

Modifications

14.2 No amendment or modification to this Agreement will be effective or binding unless it is in writing, signed by both the Parties and specifically states that it is an amendment to this Agreement.

Invalidity

14.3 If at any time any one or more of the provisions (or part of one or more of the provisions) of this Agreement becomes invalid, illegal or unenforceable in any respect, under any Law, the validity, legality and enforceability of the remaining provisions (or part or parts) shall not in any way be affected or impaired.

Entire Agreement

14.4 This Agreement sets out the entire agreement and understanding between VEL and the Licensee in respect of the use of the Marks by the Licensees and supersedes all previous representations, understandings, licenses or agreements, whether oral or written, in relation to such use. It is agreed that:

(a)	no Party has entered into this Agreement in reliance upon any representation, warranty or undertaking of any other Party which is not expressly set out or referred to in this Agreement;

(b)	subject only to (c) below, no Party shall have a claim or remedy in respect of misrepresentation (whether negligent or otherwise) or untrue statement made by any other Party; and

(c)	this Clause shall not exclude any liability for fraudulent misrepresentation.

Independent Contractors

14.5 Nothing in this Agreement shall create, or be deemed to create, a partnership, a joint venture, an agency, a fiduciary duty or employment between the Parties. The only relationship created by this Agreement is that of independent contractors, and, except as expressly provided herein, neither Party by virtue of this Agreement has authority to transact any business in the name of the other Party or on its behalf or incur any liability for or on behalf of the other Party.

Governing Law

14.6 This Agreement shall be governed by and construed in accordance with English law. Each of the Parties irrevocably submits to the non-exclusive jurisdiction of the Courts of the state of Delaware and the courts of the United States of America for the District of Delaware, and appellate courts of any such courts.

Counterparts

14.7 This Agreement may be executed in counterparts, each of which shall be considered an original, with the same effect as if the Parties or their representatives signed the same instrument.

Further Assurances

14.8 VEL and the Licensee shall, at the Licensee’s expense, execute and deliver all such documents and take or procure the execution of all such documents (in a form reasonably satisfactory to both Parties) as may from time to time be required to give full effect to this Agreement.

Costs

14.9 Each Party shall bear its own costs in connection with the negotiation, preparation and implementation of this Agreement.

Insurance

14.10 The Licensee shall ensure that it maintains, at all times during the Term, current policies of insurance sufficient to indemnify against any product liability claims of up to USD 25,000,000 (twenty-five million United States dollars) arising from use of the Products and naming VEL as an additional insured.

Dispute Resolution

14.11 In the event there is a dispute between the Parties regarding the interpretation of any provision this Agreement or either Party’s performance under any provision of this Agreement (a Dispute), the Parties shall attempt to resolve such Dispute in accordance with this Clause 14.11. This Clause 14.11 shall be without prejudice to either Party’s right to take the action (including termination of this Agreement) described in Clause 9.2 or 9.3 in accordance with those Clauses.

(a)	Upon written request of either Party (the Resolution Request), the Dispute shall be submitted for resolution to a dispute resolution team which shall be comprised of two representatives from each Party (the Integrated Action Team). The Integrated Action Team shall meet as often as necessary to gather and furnish to each Party all information with respect to the matter in issue, which is appropriate and germane for its resolution;

(b)	The Integrated Action Team shall discuss the Dispute and negotiate in good faith in an effort to resolve the Dispute without the necessity of further action relating thereto. During the course of such negotiation, all reasonable requests made by one Party to the other for non-privileged information reasonably related to this Agreement and the Dispute will be honored in order that such Party may be fully advised of the other’s position. The specific format for such discussions will be left to the discretion of the Integrated Action Team, but may include the preparation of agreed upon statements of fact or written statements of position furnished by each Party to the other;

(c)	If the Dispute is not fully resolved by the Integrated Action Team within fifteen (15) Business Days after the delivery of the Resolution Request, then either of the Parties may request that the Dispute be escalated to the respective President, CEO or Chairmen of the Parties (as applicable) (the Designated Officers, and each such request an Escalation Request), after which, within fifteen (15) Business Days of the delivery of the Resolution Request, each of the Parties shall prepare and send to the Designated Officers of the Parties, respectively, a memorandum stating its understanding of the matter subject to the Dispute, its position in relation to such matter, its reasons for taking such position and any proposals for resolving the Dispute;

(d)	The Designated Officers shall as soon as reasonably practicable (within at least fifteen (15) Business Days after the Dispute has been referred to such Designated Officers or as such Designated Officers shall otherwise agree) meet (in person or by telephone) to discuss the Dispute and use their reasonable best efforts to resolve it; and

(e)	Notwithstanding anything in this Agreement to the contrary, either Party may resort to court action for urgent or injunctive relief at any time if the dispute resolution process set forth in this Clause would permit or cause irreparable damage to such Party due to delay arising out of the dispute resolution process.

Governance Matters

14.12 Solely during the Term, VEL shall have the right to appoint one (1) director, selected at its sole discretion, to Virgin Mobile USA, Inc.’s Board of Directors, provided that, VEL does not have a right to appoint a director in connection with its status as a shareholder of Virgin Mobile USA, Inc. pursuant to Virgin Mobile USA, Inc.’s charter, bylaws or stockholder’s agreement.

[Signature pages follow]

[Signature page to Amended and Restated Trademark License Agreement]

IN WITNESS WHEREOF this Agreement has been signed by the authorised representatives of the Parties on the day and year first written above.

SIGNED for and on behalf of	)
VIRGIN ENTERPRISES LIMITED	)
by	)
in the presence of:	)

SIGNED for and on behalf of	)
VIRGIN MOBILE USA, LLC	)
by	)
in the presence of:	)

SCHEDULE 1

Trademarks

Trademark	Application / Registration Number	Country	Class	Status
VIRGIN	76/107,265 2,689,098	USA	9, 38	Registered
Virgin Signature	76/107,264 2,689,097	USA	9, 38	Registered
VIRGIN XTRAS	76/301,267 2,870,028	USA	9, 38	Registered
VIRGIN MOBILE	76/301,009 2,770,775	USA	9, 38	Registered
VIRGIN MOBILE & Design	76/301,011 2,770,776	USA	9, 38	Registered
VIRGIN XL	78/543,655 3,100,295	USA	9, 38	Registered
VAM	78/904,946	USA	38	Pending

VIRGIN2VIRGIN		USA

I

SCHEDULE 2

The Signature

II

SCHEDULE 3

Accessories

The following accessories, in each case for use with Handsets:

Chargers, including home and travel chargers

Batteries (both slim and extended)

Cigarette lighter chargers for motor vehicles

Cases (leather and plastic), including pouches

Headsets (for telephone services and music)

Clip-on belt pieces, including holsters

Hands-free car kits

Faceplates

Data Cables

Plug-in radios

Backpack straps and other wearable system devices

Memory Cards

Antennas

Phone straps

Car holders

Keypad or button accessories

III

SCHEDULE 4

Additional Sites

clubvmu.com

clubvmu.mobi

promotionsvirginmobileusa.com

vam.mobi

vgrps.com

virginextras.mobi

virginextras.us

virgin-extras.us

virginmobile.us

virgin-mobile.us

virginmobilestash.com

virginmobilestash.mobi

virginmobileusa.biz

virginmobileusa.com

virginmobileusa.info

virginmobileusa.mobi

virginmobileusa.net

virginmobileusa.org

virginmobileusa.us

virginmobileusarecycle.com

virginmobileusastash.com

virginmobileusastash.mobi

virginmobilexl.com

virginmobilexl.net

virginmobilexl.org

virginmobilexl.us

virginwirelessusa.com

virginxl.mobi

virginxl.us

virginxtras.mobi

virginxtras.us

virgin-xtras.us

vm-alerts.com

vm-news.com

vmgrps.com

vmobile-corp.com

vmobile-corp.net

vmobl.com

vmobl.net

vmobl.org

vmobl.us

vmoblg.com

vmoblg.net

vmoblg.org

vmphotoblog.com

vmpix.com

vmu.m7networks.com

vmu-mail.com

vmusa.biz

vmusa.info

vrgnmbl.biz

vrgnmbl.com

vrgnmbl.info

vrgnmbl.us

IV

EXHIBIT A

NONDISCLOSURE AGREEMENT

This Nondisclosure Agreement (this “Agreement”) is dated as of ___ , 200__, between Virgin Mobile USA, LLC, a Delaware limited liability company (“VMU”), and                     , a licensee of Virgin Enterprises Ltd., and a ___ corporation (the “Company”).

RECITALS

A.	VMU may disclose valuable proprietary information to the Company relating to VMU’s Stash Card program (the “Stash Program”).

B.	VMU and the Company want to protect the confidentiality of, maintain their respective rights in, and prevent the unauthorized use and disclosure of such information.

VMU and the Company hereby agree as follows:

1. Confidential Information. As used in this Agreement, “Confidential Information” means all information, currently existing or subsequently created during the term of the relationship between the parties, that a party and/or any of its Affiliates owns or controls that is not generally publicly available, whether of a technical, business or other nature (including but not limited to (a) financial information, including pricing; (b) technical information, including research, development, specifications, procedures, algorithms, data, designs, and know-how; and (c) business information, including operations, objectives, management, assets, results, planning, marketing, timing, strategic partners, customers and products), that is disclosed by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) or that is otherwise learned by the Receiving Party, in either case in the course of the discussions or business dealings with the Disclosing Party that are the subject of this Agreement, and which has been identified as being confidential or which the Receiving Party knows or has reason to know by the nature of the circumstances surrounding the disclosure or receipt ought to be treated as confidential.

2. Use and Ownership of Confidential Information. The Receiving Party, except as expressly provided in this Agreement, will not disclose Confidential Information to anyone other than its Representatives (as defined in Section 7 below) who have a need to know without the Disclosing Party’s prior written consent. In addition, the Receiving Party will not use, or permit others to use, Confidential Information for any purpose other than its evaluation of a potential business opportunity between the parties and, if desired by the parties, negotiation and consummation of a business transaction between the parties pursuant to a definitive agreement.

The Receiving Party will take all reasonable measures to avoid disclosure, dissemination or unauthorized use of the Disclosing Party’s Confidential Information, including, at a minimum, those measures it takes to protect its own confidential information of a similar nature. All Confidential Information will remain the exclusive property of the Disclosing Party, and the Receiving Party will have no rights, by license or otherwise, to use the Disclosing Party’s Confidential Information except as expressly provided herein.

3. Exceptions. The obligations of Section 2 with respect to confidentiality and use will not apply to any information which (i) at the time of disclosure was or thereafter becomes publicly

VI

available without breach of this Agreement; (ii) was rightfully known to the Receiving Party prior to its receipt from the Disclosing Party; (iii) is rightfully received from a third party that, to the knowledge of the Receiving Party, did not acquire or disclose such information by a wrongful or tortious act; or (iv) was developed by the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party.

4. Disclosures to Governmental Entities. If the Receiving Party becomes legally obligated to disclose Confidential Information of the Disclosing Party by law, regulation or any governmental entity with jurisdiction over it, including any court of competent jurisdiction, the Receiving Party will give the Disclosing Party prompt written notice. Such notice must include, without limitation, identification of the information to be so disclosed and a copy of the order or reference to applicable law or regulation. The Receiving Party will disclose only such information as it reasonably deems is legally required and will use reasonable efforts to obtain confidential treatment for any Confidential Information that is so disclosed.

5. Compliance with Export Laws. Both parties will comply with all United States export control laws and regulations as they currently exist and as they may be amended from time to time that are applicable to Confidential Information.

6. No Required Disclosure or Warranties. Nothing in this Agreement shall be construed as an obligation for either party to disclose information or evaluation materials to the other party. The Disclosing Party shall not be considered to have made or make any representation or warranty as to the accuracy or completeness of any information provided hereunder. The Receiving Party and its Affiliates will be responsible for conducting and completing its own independent investigation, evaluation and due diligence relative to engaging in a transaction with the Disclosing Party.

7. Receiving Party Representatives. The Receiving Party will restrict the possession, knowledge, development and use of Confidential Information of the Disclosing Party to its employees, directors, officers, consultants, lawyers, and entities controlled by or controlling it (collectively, “Representatives”) who have a need to know Confidential Information in connection with the purposes set forth in Section 2 and who are under obligations restricting disclosure and use of such Confidential Information consistent with the requirements of this Agreement. The Receiving Party’s Representatives will have access only to the Confidential Information they need for such purposes. The Receiving Party will be liable for any breach of this Agreement by its Representatives and will promptly notify the Disclosing Party of any such breach.

8. Return of Confidential Information. In the event that the parties determine not to proceed with discussions with respect to the business opportunity or upon the Disclosing Party’s written request at any time, the Receiving Party will promptly return or destroy (or, in the case of electronic embodiments, permanently erase) all tangible material embodying Confidential Information (in any form and including, without limitation, all summaries, copies and excerpts of Confidential Information) in its possession or under its control.

9. Independent Development. The Disclosing Party acknowledges that the Receiving Party may currently or in the future be developing products or information internally, or receiving

VII

information from or having products or information developed by other parties, that are similar to the Confidential Information. Accordingly, except for its express obligations under this Agreement with respect to Confidential Information of the Disclosing Party, nothing in this Agreement will be construed as restricting the Receiving Party from developing or having developed for it products, concepts, systems or techniques that are similar to or compete with the products, concepts, systems or techniques contemplated by or embodied in the Confidential Information.

10. Injunctive Relief. The Receiving Party acknowledges that disclosure or use of Disclosing Party’s Confidential Information in violation of this Agreement may cause irreparable harm to the Disclosing Party for which monetary damages may be difficult to ascertain or an inadequate remedy. The Receiving Party therefore agrees that the Disclosing Party will be entitled, in addition to its other rights and remedies, to such injunctive or equitable relief for any violation of this Agreement as may be deemed proper by a court of competent jurisdiction.

11. Limited Relationship. This Agreement does not create a joint venture, partnership or other formal business relationship or entity of any kind, or an obligation to form any such relationship or entity. Each party will act as an independent contractor and not as an agent of the other party for any purpose, and neither will have the authority to bind the other in the absence of a definitive agreement governing the prospective transaction.

12. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral and written understandings with respect to such subject matter. This Agreement may be amended or modified only with the mutual written consent of the parties.

13. Term and Termination. Subject to the provisions below regarding expiration and termination, the terms of this Agreement shall remain in full force notwithstanding the completion of the parties’ evaluations or the achievement or abandonment of the purpose of this Agreement, the termination of the parties’ relationship, or the return of all tangible materials embodying Confidential Information. This Agreement is intended to cover Confidential Information disclosed or received by either party prior or subsequent to the date of this Agreement in the course of the discussions or business dealings that are the subject of this Agreement. Either party may terminate this Agreement by giving the other party written notice of termination at the address set forth in the signature blocks below (except that in the case of VMU, such notice shall be marked to the attention of General Counsel), and unless otherwise earlier terminated, this Agreement will automatically expire two (2) years from the date first written above; provided that each party’s obligations under Sections 2, 4 and 7 (subject to the exceptions of Section 3) with respect to the other party’s Confidential Information disclosed or received prior to termination or expiration will survive for two (2) additional years following the expiration or termination of this Agreement, and the provisions of Sections 5-6 and 8-16 shall survive any such expiration or termination.

14. Nonwaiver. It is understood that any failure or delay by either party to enforce such party’s rights, powers or privileges hereunder, including, without limitation, the other party’s strict performance of any provision of this Agreement, will not constitute a waiver of its right to subsequently enforce such provision or any other provision of this Agreement.

VIII

15. Attorney Fees. In the event any court action is commenced by one party against the other with respect to this Agreement, the substantially prevailing party will be entitled to recover its out-of-pocket and court costs and reasonable attorney fees.

16. Miscellaneous. This Agreement will be governed by laws of the State of New York, may be executed in counterpart copies, and, in the absence of an original signature, faxed signatures will be considered the equivalent of an original signature. Each party hereby waives its right to a jury trial for any claims that may arise out of this Agreement. If a provision of this Agreement is held invalid under any applicable law, such invalidity will not affect any other provision of this Agreement that can be given effect without the invalid provision. Further, all terms and conditions of this Agreement will be deemed enforceable to the fullest extent permissible under applicable law, and, when necessary, the court is requested to reform any and all terms or conditions to give them such effect. Neither party may assign or transfer this Agreement or any of its duties under this Agreement without the other party’s prior written consent, except that each party may assign this Agreement to an Affiliate or a successor entity in connection with a public offering of securities, but no such assignment shall relieve the assigning party of its obligations hereunder. Any assignment or attempted assignment without the required prior written consent shall be void. The terms of this Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the parties hereto.

The parties have executed this Agreement on the date first written above.

Virgin Mobile USA, LLC

By:
Name:
Title:
Date:
Mailing Address:
10 Independence Blvd.
Warren, New Jersey 07059

Company:

By:
Name:
Title:
Date:
Mailing Address:

IX

EXHIBIT B

TM GUIDELINES

VEL RED BOOK

VEL BRAND BOOK

OUTSOURCING - OVERALL BRAND APPROACH

•	Our ultimate goal is to save money and improve our businesses.

•	We should save as much money as we possibly can, as long as the Virgin brand reputation and customer service quality are not compromised.

Summary of brand & customer service issues

•	Customer Service Quality – ensuring that the quality of calls does not fall short of a typical Virgin standard.

•	Redundancies – arguments with staff and unions may result in negative PR coverage, staff and consumer perceptions.

•	Globalisation of the brand – following global corporate brands in the gold rush may result in negative PR coverage, staff and consumer perceptions.

•	Becoming entirely process driven – losing the Virgin culture.

Summary of brand preferred choices on offshore outsourcing

•	Putting seats offshore as a result of growth or attrition is preferred to making any US employees redundant.

•	Creating a Virgin owned function that can be controlled and managed would allow the Virgin culture to be stamped on an operation whilst still enjoying cost savings.

•

Outsourcing operations that support the business rather than the customer service function would provide the chance to save money without it affecting customer service (e.g., accounts payable, IT, payroll).

Outsourcing - Overall Brand Approach, Page 1 of 4

BRAND GUIDELINES FOR A BEST PRACTICE APPROACH

TO OUTSOURCING

Management of the operation

The overall approach is to put more effort into an outsourced operation than we would a US one with Virgin Mobile USA employees. This is to ensure that we don’t lose customer service quality and to protect the Virgin brand reputation. This should include

•	home working agents are permitted to be used by Virgin Mobile USA, provided that such agents are located in the US,

•	direct access for all outsourced and home working agents to a Virgin Mobile USA employee for escalation and communications purposes (face to face, via email or via telephone),

•

(a) not less than four (4) interactions per year, not more than fourteen (14) weeks apart, with a Virgin Mobile USA representative for all outsourced employees working in a call center; and (b) not less than two (2) interactions per year with a Virgin Mobile USA representative for all outsourced employees working at home. For onsite call center employees, the foregoing requirement should entail regular face to face interaction and regular onsite attendance by the appointed Virgin Mobile USA Learning and Development and operational contacts,

•

(a) for call centers with three hundred fifty (350) or more full-time equivalents dedicated to Virgin Mobile USA, an onsite Virgin Mobile USA full-time employee (split between Learning and Development and operational functions); and (b) for call centers with less than three hundred fifty (350) full-time equivalents dedicated to Virgin Mobile USA, a full-time, on-site supervising agent who reports to a Virgin Mobile USA full-time employee (split between Learning and Development and operational functions);

•	active involvement in and attendance at the Virgin Group offshore outsourcing forum community (meeting at a minimum of once every six (6) months, if such meetings occur),

•

proactive input into training and development of the outsource provider’s policies applicable to Virgin Mobile USA and plans to drive Virgin behavior amongst the agents, upholding the Virgin values and delivering a Virgin/Virgin Mobile USA induction program,

•

giving all of the staff in the outsourced operation a full induction into Virgin’s way of doing business – including brand, culture and customer service. This should include an initiation trip around current Virgin businesses in the territory in which the outsourced operations have been set up, if any, for the local team management and core project team responsible for setting up the operation, and

•

using commercially reasonable efforts to have the offshore outsource vendor work with the local community and government, to the extent that such parties are willing to work with the vendor, to make sure that the benefit to the economy is not just ring-fenced, but truly adding value to the local community and economy.

Outsourcing - Overall Brand Approach, Page 2 of 4

Training and treatment of local staff

The overall approach is to respect the staff. This may require some investment that the local outsourcer may think is unnecessary but this protects the brand reputation and will also decrease attrition.

•

Use commercially reasonable efforts to develop a training program that is similar to that currently in use in the US for Virgin Mobile USA employees. Initial and on-going training should generally include:

•	Skills and software training,

•	Full immersion into Virgin – brand, personality, customer expectations, etc.,

•	Customer familiarization – their lifestyle, needs and attitudes, why they buy this product, how they buy it, how they use it, etc.,

•	For offshore call center agents, conversational tips and phrases, and teach a level of informality that the local staff will probably find a bit strange, and language training.

•

For offshore call center agents, positive language training is critical, but the key is to be respectful to the staff and their identities and to be transparent about where we are servicing our customers from:

•	Difficult names can be shortened or real nick-names used, but fake American names should not be used,

•	Watching American TV can be part of the language training but agents should not pretend to be in the US watching, and

•	Agents should not pretend to be in the US by quoting the weather.

•

Use commercially reasonable efforts to ensure that local outsource vendors provide its employees with a pay and benefits package that is fair and respectful. Not necessarily more than the going rate, but well thought out, based on the needs and attitudes of the local staff, and winning their loyalty just as we would Virgin Mobile USA employees.

•	Use commercially reasonable efforts to ensure that local outsource vendor puts career paths in place so staff know they can progress with the vendor.

•	Listen to and act upon what staff says in employee forums and focus groups.

•	Invest in the physical environment – the space per staff member, the chairs they sit on, paint, posters, and plants. Invest in chill-out areas: relaxing rooms and cafes.

•	Use commercially reasonable efforts to ensure that local outsource vendors invest in the safety and security of the staff where necessary.

Treatment of US redundancies

•	Totally transparent and fair treatment of the staff who are made redundant.

•	PR strategy to minimize risk.

Please refer to Angela Smith, Group HR Manager, for full strategy.

Outsourcing - Overall Brand Approach, Page 3 of 4

PR strategy to minimise risk

The PR strategy will hinge upon the fair treatment of US staff who are being made redundant, how we are respecting and benefiting the local staff and what we are doing to help the local community, as previously covered.

•	Please refer to Group PR Department for full strategy: Jackie McQuillan.

•	Please advise Group PR Department in advance of any known planned redundancies.

Outsourcing - Overall Brand Approach, Page 4 of 4

Virgin Group Policy on Selling Techniques - Summary Page

Overall viewpoint

Virgin’s policy is to help consumers to make a buying choice rather than to sell in an unsolicited or aggressive manner.

In return, consumers can expect that Virgin will not interrupt them with an unsolicited (as more fully discussed herein) attempt to make a sale and that if engaged in a sales conversation with Virgin that they will not be pressurised, forced or embarrassed into buying something.

Summary

1.	Outbound telemarketing: unsolicited telephone calls

Unsolicited telephone calls to consumers (other than to existing consumers, former consumers within 18 months of their leaving the service, or consumers who have been referred to Virgin Mobile by existing consumers) are unacceptable.

The call must be either:

•	Following up on a previous piece of communication such as direct mail;

•	Following up on a customer enquiry;

•	Contacting a current customer with a service related message; or

•

A marketing message to existing consumers, former consumers within 18 months of their leaving the service, or consumers who have been referred to Virgin Mobile by existing consumers (but allowing them the option to refuse further such contact).

2.	Direct promotions: selling to people on the street or in store

Interrupting consumers (other than those consumers presently engaged in the process of shopping for wireless telecommunications products) to sell to them face to face is unacceptable.

The guidelines are:

•	Add value - give them a piece of promotional communication with no strings attached and without interrupting them unduly; or

•	Sell to consumers only in response to an approach made by them (e.g., to a promotional stand) or to those already engaged in the process of shopping for wireless telecommunications products.

3.	Door to door: knocking on doors

Unsolicited knocking on doors to sell to consumers is unacceptable.

At home selling is only acceptable if it either:

•	Follows a customer enquiry with a prior appointment; or

•	It’s part of a pre-arranged buying party.

4.	SMS, Email and Direct Mail

Unsolicited direct mail should ideally be sent to an opt-in list and the list should by supplied by a member of the Direct Mail Association (DMA). Unsolicited marketing messages to consumers who have opted out of receiving such communications either directly or via another third party from whom personal data has been obtained are unacceptable. All activity should at least conform to the Direct Mail Association (DMA) best practice.

Virgin Group Policy on Direct Selling

Background

Consumers know Virgin as an exciting and trustworthy brand. What link all of the diverse companies in the group are the brand values (i.e., what people expect of Virgin, no matter what industry) - which can be described as:

•	value for money,

•	good quality,

•	brilliant customer service,

•	innovation,

•	competitively challenging, and

•	fun.

Virgin has a huge reputation and with that comes a responsibility to not disappoint people. The image is strong and people are drawn to it. This loyalty is driven by the fact that consumers expect Virgin to give them a better deal, and to come up with a new and better way of doing things.

Historically, Virgin has avoided hard-selling tactics to drive acquisition. However, as Virgin grows and diversifies further, there is a requirement to outline some brand guidelines i.e., what does the brand mean in some every day, commercial activities?

Selling Techniques

The key areas of Selling that we will cover in this policy are:

1.	Outbound telemarketing: unsolicited telephone calls to consumers.

2.	Direct promotions: face-to-face selling on the street or in stores.

3.	Door to door: face-to-face selling in home.

Please see the end of the document for sections on direct mail / email / SMS and business-to-business activity.

Overall Viewpoint

Virgin selling is done in a friendly, peer-to-peer style – i.e., Virgin helps consumers to make a choice to buy, rather than just “selling” to them. As such, aggressive selling practices jar with the Virgin brand. Virgin evokes a sense of freedom, it champions consumer choice, and it is confident and friendly. Virgin builds products that the consumer needs and wants; it offers these products to consumers in an imaginative and engaging way - and consumers come to it of their own free will. Conversely, some forms of direct selling tend to be the activity of a brand which has no such relationship or rapport with the consumer. These are the forms of direct selling covered by this policy.

1.	Outbound telemarketing: unsolicited telephone calls

Virgin’s policy is not to do unsolicited outbound telemarketing other than to existing consumers who have not opted out of receiving such messages, former consumers within 18 months of their leaving the service, or consumers who have been referred to Virgin Mobile by existing consumers; provided that such telemarketing will not target potential consumers who have registered their telephone numbers with the Federal Trade Commission’s National Do Not Call Registry unless there is an existing business relationship. Brand damage is suffered due to the intrusive and unsolicited nature of the outbound call.

The call must be either:

•	Following up on a customer inquiry;

•	Following up on a previous piece of communication such as direct mail, so long as the original communication was also not “cold” (see section on direct mail, email and SMS below);

•	Contacting a current customer with a service message; or

•

A marketing message to existing consumers, former consumers within 18 months of their leaving the service, or consumers who have been referred by existing consumers, provided that such customer is allowed to refuse further such contact.

Further guidelines on selling to consumers over the phone are based on the principles of sensitivity and respect:

•	Describe the benefits of the product in a no-nonsense, peer-to-peer friendly way and allow the customer to make up their own mind about it.

•	Pursue the sale if the customer is interested but respect the “no” that a customer gives – especially an emphatic or repeated “no”.

•	Get to the point quickly – don’t waste their time.

•	However, don’t be afraid to ask for the sale if you think they may want to buy.

•	Finish the call politely and graciously, ensuring that the customer feels positive at the end of the experience.

•	Only use other parts of the Virgin Group as a way in to the conversation (e.g., name dropping other Virgin successes) with their prior consent.

2.	Direct promotions: selling to people on the street or in store

Virgin’s policy on direct promotions is based on the nature of the activity. The essence of the policy is to show respect for the consumer so the guidelines would be:

•	Add value and capture consumers’ imagination.

•	Approach the activity in an Above-The-Line sense: aim to entice consumers to find out more by attracting them to the activity, rather than by targeting them personally.

•	Do not be aggressive e.g., interrupt them, stop them walking, touch them physically; persist in talking to them about something they are not interested in.

•	Due to the potentially aggressive nature of face-to-face marketing, do not continue to press them with marketing messages beyond the first “no”.

The following is an acceptable part of marketing activity for a Virgin product or service: -

•	Distributing leaflets, Street theatre, Road show stands

•	Engaging people in a conversation about the brand / product

•	Recruiting consumers to take part in market research

Some unacceptable examples would be: -

•	Doing the activity outside, inside or adjacent to other Virgin companies without their consent.

•	Using other parts of the Virgin Group as a way in to the conversation (e.g., name dropping other Virgin successes) without their consent.

•	Approaching children who you reasonably believe are under the age of 13 unless the child is accompanied by a parent or legal guardian.

•	Intrusively stopping people who are obviously not interested.

•	Repeating a scripted marketing spiel to people who have not expressed any interest.

•	Pressuring consumers to sign a contract, including the use of marketing ruses to get an immediate sale: e.g., sales tax free if you sign now.

•	Street activity that is overly offensive to passers by.

3.	Door to door: knocking on doors

Virgin’s policy is not to engage in unsolicited door-to-door direct selling. It is the most intrusive form of direct selling and therefore would be the most damaging to the brand reputation Direct selling in homes which is not unsolicited is acceptable – e.g., appointments that consumers have previously made and agreed to; and buying parties. In these instances, the guidelines would be:

•	Describe the benefits of the product in a no-nonsense, peer-to-peer friendly way and allow the customer to make up their own mind about it.

•	Get to the point quickly – don’t waste their time.

•	Don’t use other parts of the Virgin Group as a way in to the conversation (e.g., name dropping other Virgin successes) without their prior consent.

•	Don’t pressurise consumers to sign a contract, including the use of marketing ruses to get an immediate sale: e.g., sales tax free if you sign now.

•	Pursue the sale if the customer is interested but respect the “no” that a customer gives – especially an emphatic or repeated “no”.

•	However, don’t be afraid to ask for the sale if you think they may want to buy.

•	No matter if a sale has been made or not, finish the meeting politely and graciously, ensuring that the customer feels positive at the end of the experience.

Email, SMS & Direct Mail

Obtaining the consent of consumers before marketing to them by direct mail, email and SMS is preferred though in certain circumstances it may still be acceptable to rely upon an opt-out (i.e., when contacting existing consumers, former consumers within 18 months of their leaving the service, or consumers who have been referred to Virgin Mobile by existing consumers).

Direct Mail

There are two main kinds of consumer lists that a marketer can purchase: opt-in and opt-out. Opt-in lists are preferred from a brand point of view as the customer has proactively chosen to hear from the brand (“warm” contact). Opt-out lists, in which the consumer receives mail by default unless they proactively opt-out, will potentially result in cold piece of communication by the brand, so should be handled sensitively (“cold” contact). Guidelines would be to:

•	Capture the imagination of the consumer with the creative execution,

•	Make it easy for them to refuse further such contact, and

•	Do not chase up a piece of cold communication with further cold contact, e.g., outbound telemarketing.

All mailings should comply with the Direct Mail Association’s (DMA’s) Code of Practice. Mailings to cold lists require that at the original point of obtaining data from the consumer, he or she was given the full data protection disclosure necessary (who is using the data, why, what purposes it will be for, etc.). The best way to ensure that this has happened is to only rent lists from DMA member list brokers or managers, and to ensure that a DMA approved list warranty is signed.

Email and SMS

Obtaining an explicit opt-in from consumers is preferred, though in certain circumstances it may still be acceptable to rely upon an opt-out (i.e., when contacting existing consumers, former consumers within 18 months of their leaving the service, or consumers who have been referred by existing consumers and when a prospective customer enters into a conversation by e.g., entering a competition or prize draw).

Promoters and marketers should:

•	Be capable of meeting the reasonably anticipated response for a promotion / demand for the product;

•	Only use the word “free” consistently with FTC guidelines governing the use of such word;

•

In any promotion specify how the consumer can participate, the start date, the closing date, any proof of purchase requirements, the prizes available, restrictions, availability and the promoters name and address.

•	Not claim consumers have won a prize if they have not or exaggerate consumers’ chances of winning a prize; and

•

In any prize promotions specify the limit on the number of entries, whether there’s a cash alternative, when prize-winners will receive their prizes, how winners will be notified, and when winners’ names will be published.

Some further Virgin guidelines on direct mail, email and SMS marketing would be:

•

Be relevant. The best response / conversion rates and most positive consumer experience will arise from a message which is relevant to that individual, which captures their imagination. An intrusive or irrelevant piece of communication is likely to annoy and alienate them.

•

Generally avoid using a premium rate response mechanism such as premium text messaging or phone rates. All promotions with a telephone response other than through a toll-free number should quote how much it will cost for the consumer to respond.

Business-to-Business Direct Selling

In the business-to-business environment, cold telemarketing is not a preferred or common activity for a Virgin company. However, speculative contact is part of the business world and businesses are set up to deal with cold calling so it is not as intrusive or disrespectful as it is when contacting consumers. However, there still remains the concern that Virgin is therefore seen to be slightly desperate to get a sale and not displaying the kind of confidence that people expect from the brand. The policy would be:

•	Only call to follow up a piece of direct mail or email which has been sent to the business.

•	Only call to follow up on a recommendation or to operate within a relationship, which already exists.

•	Pursue the sale if the customer is interested but respect the “no” that a customer gives – especially an emphatic or repeated “no”.

•	Describe the benefits of the product in a no-nonsense, peer-to-peer friendly way and allow the customer to make up their own mind about it.

•	Get to the point quickly – don’t waste their time.

•	Don’t be afraid to ask for the sale if you think they may want to buy.

•	Finish the call politely and graciously, ensuring that the customer feels positive at the end of the experience.

•	Don’t use other parts of the Virgin Group as a way in to the conversation (e.g., name dropping other Virgin successes) without their prior consent.

For further information, contact:

Catherine Salway, Virgin Group Brand Marketing Director - catherine.salway@virgin.com

Michael Murphy, Virgin Group Brand Manager – Customer Service - Michael.murphy@virgin.com

USA Organisations:

Regulatory Bodies who control what we can and can’t do and police the industry:

Federal Trade Commission: www.ftc.gov

Federal Communications Commission: www.fcc.gov

Industry sponsored bodies where organisations sign up to voluntary codes, etc:

Direct Marketing Association: www.the-dma.org

Direct Selling Association: www.dsa.org

EXHIBIT C

CODE OF CONDUCT

VIRGIN MOBILE USA, INC.

Code of Business Conduct

Dear Colleagues:

The great name and reputation of Virgin Mobile USA, Inc. (“VMU” or the “Company”) are a result of the dedication and hard work of all of us. Together, we are responsible for preserving and enhancing this reputation. Our goal is not just to comply with the laws, rules and regulations that apply to our business; we also strive to abide by the highest standards of business conduct.

Attached is the Company’s Code of Business Conduct (“Code”), which has been adopted by our Board of Directors on [            ], 2007. The purpose of the Code is to reinforce and enhance the Company’s commitment to an ethical way of doing business. The contents of the Code are not new; rather, they are part of the Company’s long-standing tradition of ethical business standards.

All employees, officers and directors are expected to comply with the policies set forth in the Code. Read the Code carefully and make sure that you understand it, the consequences of non-compliance, and the Code’s importance to the success of the Company. If you have questions about the Code or the appropriate course of conduct in a particular situation, speak to your supervisor, the Chief People Officer or the General Counsel.

The Code cannot and is not intended to cover every applicable law or provide answers to all questions that might arise; for that we must ultimately rely on each person’s good sense of what is right, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct. When in doubt about the advisability or propriety of a particular practice or matter, we believe it is always a good idea to seek such guidance.

We are committed to providing the best and most competitive products and services to our customers. Adherence to the Code of Conduct will help us achieve that goal.

Sincerely,

Dan Schulman
Chief Executive Officer

i

	Employee Personal Web Sites or Blogs	13

	Dealing with Suppliers	13

	Reciprocity	13

	“Kickbacks” and Rebates	13

	Gifts and Entertainment	14

	Dealings with Current and Potential Customers and Partners	14

	Records and Financial Reports	14

	Confidential Information	14

	Contact with the Press and Others; Public Speaking Engagements	16

IV.	INTERACTING WITH GOVERNMENT	16

	Prohibition on Gifts to Government Officials and Employees	16

	Political Contributions and Activities	17

V.	RESPONSIBILITY TO OUR PEOPLE	17

	Respecting One Another	17

	Employee Privacy	17

	Equal Employment Opportunity	18

	Sexual and Other Forms of Harassment	18

	Sexual Harassment	18

	Other Forms of Harassment	19

	Reporting Responsibilities and Procedures	19

	Health, Safety and Environmental Protection	20

VI.	IMPLEMENTATION OF THE CODE	20

	Responsibilities	20

	Seeking Guidance	21

	Reporting Violations	21

	Reports Regarding Accounting Matters	21

	Investigations of Suspected Violations	21

	Discipline for Violations	21

	Waivers of this Code	22

	No Rights Created	22

	Remember	22

	Compliance with this Code	22

ii

I.	INTRODUCTION

You are Virgin Mobile USA, and Virgin Mobile USA is you. We’re building an extraordinarily dynamic company, and it’s critical that we share a commitment to fair, open business practices and a workplace free of discrimination of any kind. Virgin Mobile USA expects each employee to maintain the highest standard of conduct.

Virgin Mobile USA, Inc. is committed to conducting its business with honesty and integrity. The policies outlined in this Code are designed to ensure that the Company’s employees and officers and directors act in accordance with not only the letter but also the spirit of the laws and regulations that apply to our business. Employees and directors who violate this Code will be subject to disciplinary action. Any violations of laws, rules, regulations or this Code should be reported immediately. The Company will not allow retaliation against an employee or director for such a report made in good faith.

This Code is a statement of policies for individual and business conduct and does not in any way constitute an employment contract or an assurance of continued employment. Employees of the Company are employed at-will, except when covered by an express, written employment agreement. This means that you may choose to resign your employment at any time, for any reason or for no reason at all. Similarly, the Company may choose to terminate your employment at any time, for any legal reason or for no reason at all, but not for an unlawful reason.

This Code, while not exhaustive, describes some of the areas in which conflicts or challenges may arise.

Meeting Our Shared Obligations

Each of us is responsible for knowing and understanding the policies and guidelines contained in the following pages. In many instances, the policies referenced in this Code go beyond the requirements of law. You should also be mindful of your obligations under the Agreement regarding Confidentiality, Inventions, Competition and Solicitation. If you have questions, ask them; if you have ethical concerns, raise them. Your supervisor, the Chief People Officer and the General Counsel are available to answer your questions about the Code, to provide guidance for the appropriate course of conduct in a particular situation, and for you to report suspected misconduct. Our conduct should reflect the Company’s values, demonstrate ethical leadership, and promote a work environment that upholds the Company’s reputation for integrity, ethical conduct and trust.

II.	RESPONSIBILITY TO VIRGIN MOBILE USA

Company employees, officers and directors are expected to dedicate their best efforts to advancing the Company’s interests and to make decisions that affect the Company based on the Company’s best interests, independent of outside influences.

Compliance with Laws, Rules and Regulations

You are required to comply with all laws, rules and regulations that apply to our business. It is the personal responsibility of each employee, officer and director to adhere to the standards and restrictions imposed by those laws, rules and regulations. If you have any questions about the applicability or meaning of a law, rule or regulation, you should consult your supervisor or the Legal & Business Affairs group.

If a law conflicts with a policy in this Code, you must comply with the law. If a local custom or policy conflicts with a policy in the Code, you must comply with the Code.

Conflicts of Interest

You should avoid situations where your personal interest could conflict with, or even appear to conflict with, the interests of VMU. Service to the Company should never be subordinated to personal gain or advantage. Conflicts of interest should be avoided. You should perform your duties with the best interests of the Company in mind, free from the influence of personal considerations and relationships.

A conflict of interest occurs when an individual’s private interest improperly interferes with the interests of the Company. A conflict situation can arise when an employee or director takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively, or without regard to personal interest. In particular, an employee, officer or director must never use or attempt to use his or her position at the Company to obtain any improper personal benefit, including loans or guarantees of obligations, for himself or herself, for his or her family members, or for any other person, from any person or entity.

In the event that you are made aware of a material transaction or relationship that gives rise to (or could reasonably be expected to give rise to) a conflict of interest you should immediately notify your immediate supervisor in writing. If your supervisor is involved in the matter or does not have sufficient authority to address the conflict, you should notify the General Counsel or the Chief People Officer.

Special rules apply to executive officers on the leadership team and directors who engage in conduct that creates an actual, apparent or potential conflict of interest. Before engaging in any such conduct, executive officers must make full disclosure of all facts and circumstances to the General Counsel, who may, depending on the circumstances, inform and seek the prior approval of the Board of Directors. Before engaging in any such conduct, directors must make full disclosure of all facts and circumstances to the full Board of Directors.

2

Although we cannot list every conceivable conflict, what follows are some common examples of actual, apparent and potential conflicts of interest, and to whom employees (other than executive officers, who are discussed in the paragraph above) should make disclosures. If you are involved in a conflicts situation that is not described below, you should discuss your particular situation with your supervisor, the Chief People Officer or the General Counsel.

Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves personally (or directing a third party) any opportunities that arise through the use of corporate property, information or position and from using corporate property, information or position for personal gain. Employees, officers and directors are further prohibited from directly or indirectly competing with the Company. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Financial Interests in Other Businesses

You may not own or otherwise possess an interest in a company that competes with the Company. That means you shouldn’t have any ownership stake, debt, personal contract or understanding with any person or entity that does or wants to do business with the Company. You may not own or otherwise possess an interest in a company that does business with the Company (such as a Company supplier) without the prior written approval of the Chief People Officer or the General Counsel. However, it is not typically considered a conflict of interest (and therefore, prior approval is not required) to have an interest of less than one-half of 1% of the outstanding shares of a publicly traded company. If your work brings you into contact with a business in which you or a member of your family has an interest, or with a business employing a relative or close friend, notify the Chief People Officer or the General Counsel. The transaction may not be completed unless properly authorized after full disclosure of the relationship.

Business Arrangements with the Company

Without prior written approval from the Chief Executive Officer, you may not participate in a joint venture, partnership or other business arrangement with the Company.

Outside Employment or Activities with a Competitor

Simultaneous employment with or serving as a director of a competitor of the Company is strictly prohibited, as is any activity that is intended to or that you should reasonably expect to advance a competitor’s interests. You may not market products or services in competition with the Company’s current or potential business activities. It is your responsibility to consult with the Chief People Officer or the General Counsel to determine whether a planned activity will compete with any of the Company’s business activities before you pursue the activity in question.

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Outside Employment with a Supplier

Without prior written approval from the Chief People Officer or the General Counsel, you may not be a supplier or be employed by, serve as a director of or represent a supplier to the Company. Nor may you accept money or benefits of any kind as compensation or payment for any advice or services that you may provide to a client, supplier or anyone else in connection with its business with the Company.

Charitable, Government and Other Outside Activities

The Company encourages all employees to participate in projects and causes that further the welfare of our local communities. However, you must obtain the prior written approval of the Chief People Officer before serving as a director or trustee of a charitable or governmental organization that addresses, directly or indirectly, the telecommunication industry or before running for election or seeking appointment to any government-related position.

Family Members Working in the Industry

You may find yourself in a situation where your spouse or significant other, your children, parents, or in-laws, or someone else with whom you have a close familial relationship is a competitor or supplier of the Company or is employed by one. Such situations are not prohibited, but they call for extra sensitivity to security, confidentiality and conflicts of interest.

There are several factors to consider in assessing such a situation. Among them: the relationship between the Company and the other company; the nature of your responsibilities as a Company employee and those of the other person; and the access each of you has to your respective employer’s confidential information. Such a situation, however harmless it may appear to you, could arouse suspicions among your associates that might affect your working relationships. The very appearance of a conflict of interest can create problems, regardless of the propriety of your behavior.

To remove any such doubts or suspicions, you must disclose your specific situation to the Chief People Officer or the General Counsel to assess the nature and extent of any concern and how it can be resolved. In some instances, any risk to the Company’s interests is sufficiently remote that the Chief People Officer or the General Counsel may only remind you to guard against inadvertently disclosing Company confidential information and not to be involved in decisions on behalf of the Company that involve the other company.

Trading Securities and the Use of Inside Information

You are prohibited by Company policy and the law from buying or selling securities while in possession of “material non-public information.” If you are aware of any material fact about VMU or its current or prospective business partners which has not been disclosed to the public – commonly known as “insider

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information” – you may not engage in any transaction in the stock of such partner until such information is disclosed to the public. Passing such information on to someone who may buy or sell securities – known as “tipping” – is also illegal.

Information is “material” if (a) there is a substantial likelihood that a reasonable investor would find the information “important” in determining whether to trade in a security; or (b) the information, if made public, likely would affect the market price of a company’s securities. Examples of types of material information include unannounced dividends, earnings, financial results, new or lost contracts or products, sales results, important personnel changes, business plans, possible mergers, acquisitions, divestitures or joint ventures, important litigation developments, and important regulatory, judicial or legislative actions. Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information.

Information is considered to be nonpublic unless it has been adequately disclosed to the public, which means that the information must be publicly disclosed, and adequate time must have passed for the securities markets to digest the information. Examples of adequate disclosure include public filings with securities regulatory authorities and the issuance of press releases, and may also include meetings with members of the press and the public. A delay of one or two business days is generally considered a sufficient period for routine information to be absorbed by the market. Nevertheless, a longer period of delay might be considered appropriate in more complex disclosures.

Do not disclose material nonpublic information to anyone, including co-workers, unless the person receiving the information has a legitimate need to know the information for purposes of carrying out the Company’s business. If you leave the Company, you must maintain the confidentiality of such information until it has been adequately disclosed to the public by the Company. If there is any question as to whether information regarding the Company or another company with which we have dealings is material or has been adequately disclosed to the public, contact the Legal & Business Affairs group.

VMU discourages you from engaging in trading activity of a speculative nature involving the securities of the Company’s business partners, and you must never share insider information with anyone. You are prohibited from buying or selling the Company’s securities until the insider information in your possession becomes publicly known. Short-term investment activity in the Company’s securities, such as trading in or writing options, arbitrage trading or “day trading,” and short-selling of the Company’s securities are not appropriate under any circumstances and accordingly are prohibited.

If you have any questions regarding the purchase or sale of any security, contact the General Counsel or the Chief Financial Officer.

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Protection and Proper Use of Company Assets

We all work much too hard for us to waste Company resources, so protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on our profitability. Employees and directors have a duty to safeguard Company assets and ensure their efficient use. Company assets should be used only for legitimate business purposes and employees and directors should take measures to ensure against their theft, damage, or misuse. You should report any suspicion of fraud or theft to the General Counsel or your supervisor.

Company assets include intellectual property such as trade secrets, patents trademarks, copyrights, business and marketing plans, designs, databases, records, customer data, salary information and any unpublished financial data and reports. Unauthorized use or distribution of such information is a violation of Company policy and it may also be illegal and could result in civil or criminal penalties.

Entertainment, Gifts and Gratuities

Receipt of Gifts and Entertainment

Even when gifts and entertainment are exchanged out of pure motives of friendship, they may be misunderstood. They can appear to be attempts to bribe you into directing business to a particular supplier. To avoid both the reality and the appearance of improper relations with suppliers or potential suppliers, you must adhere to the following standards regarding gifts and entertainment.

When you are involved in making business decisions on behalf of the Company, your decisions must be based on uncompromised, objective judgment. Employees interacting with any person who has business dealings with the Company (including suppliers, competitors, contractors and consultants) must conduct such activities in the best interest of the Company, using consistent and unbiased standards. We must never accept gifts or other benefits if our business judgment or decisions could be affected.

You must never ask for gifts or any other business courtesies from people doing business with the Company. Gifts of cash or cash equivalents (including gift certificates, securities, below-market loans, etc.) in any amount are prohibited and must be returned promptly to the donor. Unsolicited nonmoney gifts are permissible if they have no intrinsic value, they are advertising and promotional materials, clearly marked with the company or brand names, or are gifts of entertainment consistent with the following paragraph. Any gift of more than nominal intrinsic value must be reported to the General Counsel or Chief People Officer to determine whether it can be accepted.

From time to time you may accept unsolicited entertainment, but only if the entertainment occurs infrequently, it arises out of the ordinary course of business, it involves nominal rather than lavish expenditures and the entertainment takes place in settings that are appropriate. Entertainment includes, but is not limited to, activities such as dinner parties, theater parties and sporting events.

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Gifts that are more than nominal intrinsic value and gifts involving travel should not be accepted without the prior written approval of your supervisor, the Chief People Officer or the General Counsel.

Offering Gifts and Entertainment

When you are providing a gift, entertainment or other accommodation in connection with Company business, you must do so in a manner that is in good taste and without excessive expense. You may not furnish or offer to furnish any gift that is of more than token value or that goes beyond the common courtesies associated with accepted business practices. You should follow the above guidelines for receiving gifts in determining when it is appropriate to give gifts and when prior written approval from your supervisor or the Chief People Officer is required.

Our suppliers likely have gift and entertainment policies of their own. You must be careful never to provide a gift or entertainment that violates the other company’s gift and entertainment policy.

What is acceptable in the commercial business environment may be entirely unacceptable in dealings with the government. There are strict laws that govern providing gifts, including meals, entertainment, transportation and lodging, to government officials and employees. You are prohibited from providing gifts or anything of value to government officials or employees or members of their families in connection with Company business without first obtaining prior written approval from the Chief People Officer or the General Counsel. For more information, see the section of this Code entitled “Dealing with Public Officials.”

Giving or receiving any payment or gift in the nature of a bribe, gratuity, or kickback is absolutely prohibited.

III.	FAIR DEALING

The Company depends on its reputation for quality, service and integrity. The way we deal with our customers, competitors and suppliers molds our reputation, builds long term trust and ultimately determines our success. Each employee, officer and director should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. We must never take unfair advantage of others through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

Antitrust Laws

While the Company competes vigorously in all of its business activities, its efforts in the marketplace must be conducted in accordance with all applicable antitrust and competition laws. While it is impossible to describe antitrust and competition laws fully in any code of business conduct, this Code will give you an

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overview of the types of conduct that are particularly likely to raise antitrust concerns. If you are or become engaged in activities similar to those identified in this Code, you should consult the Legal & Business Affairs group for further guidance.

Conspiracies and Collaborations among Competitors

One of the primary goals of the antitrust laws is to promote and preserve each competitor’s independence when making decisions on price, output, and other competitively sensitive factors. Some of the most serious antitrust offenses are agreements between competitors that limit independent judgment and restrain trade, such as agreements to fix prices, restrict output or control the quality of products, or to divide a market for customers, territories, products or purchases. You should not agree with any competitor on any of these topics, as these agreements are virtually always unlawful. (In other words, no excuse will absolve you or the Company of liability.)

Unlawful agreements need not take the form of a written contract or even express commitments or mutual assurances. Courts can—and do—infer agreements based on “loose talk,” informal discussions, or the mere exchange between competitors of information from which pricing or other collusion could result. Any communication with a competitor’s representative, no matter how innocuous it may seem at the time, may later be subject to legal scrutiny and form the basis for accusations of improper or illegal conduct. You should take care to avoid involving yourself in situations from which an unlawful agreement could be inferred.

By bringing competitors together, trade associations and standard-setting organizations can raise antitrust concerns, even though such groups serve many legitimate goals. The exchange of sensitive information with competitors regarding topics such as prices, profit margins, output levels, or billing or advertising practices can potentially violate antitrust and competition laws, as can creating a standard with the purpose and effect of harming competition. You must notify the Legal & Business Affairs group before joining any trade associations or standard-setting organizations. Further, if you are attending a meeting at which potentially competitively sensitive topics are discussed without oversight by an antitrust lawyer, you should object, leave the meeting, and notify the Legal & Business Affairs group immediately.

Joint ventures with competitors are not illegal under applicable antitrust and competition laws. However, like trade associations, joint ventures present potential antitrust concerns. Consult with the Legal & Business Affairs group before negotiating or entering into such a venture. Note that joint ventures require the approval of the Board of Directors.

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Distribution Issues

Relationships with customers and suppliers can also be subject to a number of antitrust prohibitions if these relationships harm competition. For example, it can be illegal for a company to affect competition by agreeing with a supplier to limit that supplier’s sales to any of the company’s competitors. Collective refusals to deal with a competitor, supplier or customer may be unlawful as well. While a company generally is allowed to decide independently that it does not wish to buy from or sell to a particular person, when such a decision is reached jointly with others, it may be unlawful, regardless of whether it seems commercially reasonable. Finally, it is always unlawful to restrict a customer’s re-selling activity through agreements to set minimum resale prices (for example, by prohibiting discounts). Conversely, the Company’s Co-Operative Marketing Program, including the Company’s Minimum Advertised Price policy (“MAP”) are not bilateral agreements that establish minimum resale prices for our customers. The Company’s MAP policy establishes only minimum advertising prices for advertising reimbursement under the Company’s Co-Operative Marketing Program. Thus, retailers remain absolutely free to set actual resale prices for any Virgin Mobile products.

Other activities that may raise antitrust concerns are:

•	discriminating in terms and services offered to customers where a company treats one customer or group of customers differently than another;

•	exclusive dealing agreements where a company requires a customer to buy from or a supplier to sell to only that company;

•	tying arrangements where a customer or supplier is required, as a condition of purchasing one product, also to purchase a second, distinct product; and

•

“predatory pricing”, where a company offers a discount that results in the sales price of a product being below the product’s cost (the definition of cost varies depending on the court), with the intention of sustaining that price long enough to drive competitors out of the market.

Because these activities are prohibited under many circumstances, you should consult the Legal & Business Affairs group before implementing any of them.

Penalties

Failure to comply with the antitrust laws could result in jail terms for individuals and large criminal fines and other monetary penalties for both the Company and individuals. In addition, private parties may bring civil suits to recover three times their actual damages, plus attorney’s fees and court costs.

The antitrust laws are extremely complex. Because antitrust lawsuits can be very costly, even when a company has not violated the antitrust laws and is cleared in the end, it is important to consult with the Legal & Business Affairs group before engaging in any conduct that even appears to create the basis for an allegation of

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wrongdoing. It is far easier to structure your conduct to avoid erroneous impressions than to have to explain your conduct in the future when an antitrust investigation or action is in progress. For that reason, when in doubt, consult the Legal & Business Affairs group with your concerns.

Gathering Information about the Company’s Competitors

It is entirely proper for us to gather information about our marketplace, including information about our competitors and their products and services. However, there are limits to the ways that information should be acquired and used, especially information about competitors. In gathering competitive information, you should abide by the following guidelines:

•

We may gather information about our competitors from sources such as published articles, advertisements, brochures, other non-proprietary materials, surveys by consultants and conversations with our customers, as long as those conversations are not likely to suggest that we are attempting to (a) conspire with our competitors, using the customer as a messenger, or (b) gather information in breach of a client’s nondisclosure agreement with a competitor or through other wrongful means. You should be able to identify the source of any information about competitors.

•

We must never attempt to acquire a competitor’s trade secrets or other proprietary information through unlawful means, such as theft, spying, bribery or breach of a competitor’s nondisclosure agreement.

•

If there is any indication that information that you obtain was not lawfully received by the party in possession, you should refuse to accept it. If you receive any competitive information anonymously or that is marked confidential, you should not review it and should contact the Legal & Business Affairs group immediately.

The improper gathering or use of competitive information could subject you and the Company to criminal and civil liability. When in doubt as to whether a source of information is proper, you should contact the Legal & Business Affairs group.

Record Retention

In the course of its business, the Company produces and receives large numbers of records. Numerous laws require the retention of certain Company records for various periods of time. The Company is committed to compliance with all applicable laws and regulations relating to the preservation of records. Under no circumstances are Company records to be destroyed selectively or to be maintained outside Company premises, except in those instances where Company records may be temporarily brought home by employees working from home in accordance with approvals from their supervisors or applicable policies about working from home or other remote locations.

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If you learn of a subpoena or a pending or contemplated litigation or government investigation, you should immediately contact the General Counsel. You must retain and preserve ALL records that may be responsive to the subpoena or relevant to the litigation or that may pertain to the investigation until you are advised by the Legal & Business Affairs group as to how to proceed. You must also affirmatively preserve from destruction all relevant records that without intervention would automatically be destroyed or erased (such as e-mails and voicemail messages). Destruction of such records, even if inadvertent, could seriously prejudice the Company. If you have any questions regarding whether a particular record pertains to a pending or contemplated investigation or litigation or may be responsive to a subpoena or regarding how to preserve particular types of records, you should preserve the records in question and ask the Legal & Business Affairs group for advice.

Trademarks, Copyrights and Other Intellectual Property

Trademarks

The Virgin Mobile name and logo are used under license from Virgin Enterprises Ltd. In addition, the Company has registered an array of trademarks for use in connection with services and advertisements. You must always properly use our trademarks and advise your supervisor or the Legal & Business Affairs group of infringements by others. Similarly, the trademarks of third parties must be used properly.

Copyright

Works of authorship such as books, articles, drawings, computer software and other such materials may be covered by copyright laws. It is a violation of those laws and of the Company’s policies to make unauthorized copies of or derivative works based upon copyrighted materials. The absence of a copyright notice does not necessarily mean that the materials are not copyrighted.

The Company licenses the use of much of its computer software from outside companies. In most instances, this computer software is protected by copyright. You may not make, acquire or use unauthorized copies of computer software. Any questions concerning copyright laws should be directed to the Legal & Business Affairs group or your supervisor.

Intellectual Property Rights of Others

It is Company policy not to infringe upon the intellectual property rights of others. When using the name, trademarks, logos or printed materials of another company, including any such uses on the Company’s websites, you must do so properly and in accordance with applicable law.

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Computer and Communication Resources

The Company’s computing and communication resources, including computers, voicemail and e-mail, provide substantial benefits, but they also present significant security and liability risks to the employee and the Company. It is extremely important that you take all the necessary measures to secure their computer and any computer or voicemail related passwords. All sensitive, confidential or restricted electronic information must be password protected. If you have any reason to believe that their password or the security of a Company computer or communication resource has in any manner been compromised, it is your responsibility to change your password immediately and report the incident to the Director of Corporate Security.

When using Company resources to send e-mail, voicemail or to access Internet services, you are acting as a representative of the Company. Any improper use of these resources may reflect poorly on the Company, damage the Company’s reputation, and expose both you and Virgin Mobile to legal liabilities.

All of the computing resources used to provide computer and network connections throughout the organization are the property of the Company and are intended for use by Company employees to conduct business on behalf of the Company. All e-mail, voicemail and any other data or personal files stored on Company computers are the property of Virgin Mobile. You should have no expectation of personal privacy in connection with these resources. The Company may, from time to time and, at its sole discretion, monitor or review any files stored or transmitted on its computer and communication resources, including e-mail messages, for compliance with Company policy. Incidental and occasional personal use of electronic mail and telephones is permitted, but such use should be minimized and the length of the messages should be kept as short as possible, as these messages decrease productivity and claim resources.

You should not use Company property and resources in a way that may be unlawful, disruptive or offensive to others. Do not transmit comments, language, images or other files that you would be embarrassed to have read by any person. Remember that your “private” e-mail messages are easily forwarded to a wider audience. You may not forward e-mail to personal Web-based email accounts.

Use of computer and communication resources must be consistent with all other Company policies, including those relating to security, harassment, privacy, copyright, trademark, trade secret and other intellectual property considerations.

You may not download or save any personal or account information about customers to a laptop computer.

For more information, please see the Company’s Security Policy.

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Employee Personal Web Sites or Blogs

If you establish World Wide Web sites, blogs or other personal online sites or services, you may not hyperlink or otherwise associate such sites or services with the Company in any way, including through explicit statements or through World Wide Web links to any Company Web sites. You may state that you are employed by the Company, but you must state that you are running the Web site in a personal capacity and not as an agent of Virgin Mobile. You are also reminded of your obligations to the Company regarding restrictions on confidentiality, employment and business pursuits outside of the Company, which are described in the sections of this Code entitled “Confidential Information,” “Trading Securities and the Use of Inside Information” and “Conflicts of Interests.” You may not make any statements regarding wireless telecommunications in general because it may be difficult to discern whether you received that information in connection with your employment and, if so, whether it is confidential.

Dealing with Suppliers

The Company is a valuable customer for many suppliers of goods, services and facilities. People who want to do business, or to continue to do business, with VMU must understand that all purchases will be made exclusively on the basis of price, quality, service and suitability. All payments of any sort to suppliers must be properly documented and approved, and the effect of such payments must be consistent with the stated business purpose – which means, for example, that VMU can’t overpay for any item the purchase of which is otherwise legitimate.

All purchases must be made consistent with the Company’s Purchasing and Agreements Policy, which, among other things, require that purchases over $50,000 be approved by the Chief Financial Officer. More valuable transactions, and any transaction with either Sprint or Virgin, may require approval of the Company’s Board. If you buy goods or services on behalf of VMU, please review the Company’s Purchasing and Agreements Policy Regarding, with particular attention to Section VI.

Reciprocity

Suppliers of goods and services to VMU must not be asked, explicitly or implicitly, to buy goods and services from the Company in return for being selected or continuing to serve as a supplier. Reciprocity hinders VMU’s ability to purchase the best materials or services at the lowest prices.

“Kickbacks” and Rebates

The Company’s purchase and sale of goods and services must not lead to personal favors, payments or rebates to you. Decisions you make on behalf of VMU must not benefit you personally in any way other than increasing the value and competitiveness of your employer. A sound purchasing decision is one that benefits VMU, period.

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Gifts and Entertainment

To avoid both the reality and the appearance of improper relations with suppliers or potential suppliers, you must adhere to the standards regarding gifts and entertainment discussed in the section of this Code entitled “Entertainment, Gifts and Gratuities.”

Dealings with Current and Potential Customers and Partners

You must be fair, open and equitable in all your dealings with current and potential customers and partners. VMU’s success is based on the quality, innovation and value of its products and services. The Company does not give unethical or illegal rebates, kickbacks, under-the-table payments, payments in excess of the actual value of the transaction – or other similar improper favors to any person or entity, even if the purpose of the payment is to benefit VMU.

We like to have a good time, and you can go out with business partners, but entertainment must fit regular business practices, and the place and type of entertainment and the money spent must be reasonable and appropriate. To avoid both the reality and the appearance of improper relations with customers and partners, you must adhere to the standards regarding gifts and entertainment discussed in the section of this Code entitled “Entertainment, Gifts and Gratuities.”

Records and Financial Reports

The integrity of the Company’s record keeping systems must be respected at all times. You must complete all Company documents accurately, truthfully, and in a timely manner, including all travel and expense reports. Employees are forbidden to use, authorize, or condone the use of “off the books” bookkeeping, secret accounts, unrecorded bank accounts, “slush” funds, falsified books, or any other devices that could be utilized to distort records or reports of the Company’s true operating results and financial conditions or could otherwise result in the improper recordation of funds or transactions. You must record the Company’s financial activities in compliance with all applicable legal requirements and with the Company’s system of internal controls. The making of false or misleading entries, records, or documentation is strictly prohibited. All reports and filings required by any government agency, including the Federal Communications Commission, the Securities & Exchange Commission, the Internal Revenue Service or other taxing authority, must be prepared accurately and filed promptly.

Confidential Information

Business Information

All employees, officers and directors may learn, to a greater or lesser degree, facts about the Company’s business, plans, operations or “secrets of success” that are not known to the general public or to competitors. Sensitive information such as customer data, the terms offered or prices charged to particular customers, marketing or strategic plans, product specifications and production techniques are

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examples of the Company’s confidential information or trade secrets. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. During the course of performing your responsibilities, you may obtain information concerning possible transactions with other companies or receive confidential information concerning other companies, which the Company may be under an obligation to maintain as confidential.

Employees must not, without both proper authority and under the protection of a written nondisclosure agreement between the Company and the party to whom the information is provided, give or release any confidential information to anyone who is not an employee, officer or director of the Company. Employees who possess or have access to confidential information or trade secrets must:

•	Not use the information for their own benefit or the benefit of persons inside or outside of the Company.

•

Carefully guard against disclosure of that information to people outside the Company. For example, you should not discuss such matters with family members or business or social acquaintances or in places where the information may be overheard, such as taxis, public transportation, elevators or restaurants.

•	Not disclose confidential information to another Company employee unless the employee needs the information to carry out business responsibilities.

Employees, officers and directors must maintain the confidentiality of information entrusted to them by the Company or its associates, except when disclosure is authorized or legally mandated. This obligation to treat information as confidential does not end when you leave the Company. Upon the termination of your employment, you must return everything that belongs to the Company, including all documents and other materials containing Company and customer confidential information. You must not disclose confidential information to a new employer or to others after ceasing to be a Company employee.

You may not disclose your previous employer’s confidential information to the Company. Of course, you may use general skills and knowledge acquired during your previous employment. Your obligations regarding confidential information are set forth more fully in the Agreement regarding Confidentiality, Inventions, Competition and Solicitation between you and the Company. The Company’s policy regarding security procedures is set forth in the Security Policy.

Any questions that you have about whether information is confidential should be directed to the Company’s General Counsel.

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Customer Information

Federal law requires that the Company establish policies and procedures to protect and prevent the unwarranted disclosure of certain customer-sensitive information. Specifically, pursuant to Section 222 of the Communications Act of 1934, VMU must protect so-called Customer Proprietary Network Information (“CPNI”) which includes any information that relates to a customer’s use of VMU’s services, including the quantity, technical configuration, type, destination, location, and amount of the customer’s usage that VMU obtains by means of the carrier-customer relationship. You may not download or save any customer information on any laptop computer.

In specific circumstances, VMU must disclose certain customer-sensitive information and documentation (including certain forms of CPNI) to requesting law enforcement agencies and other non-governmental entities or individuals. Under Section 2703 of the Electronic Communications Privacy Act and Section 222 of the Communications Act, however, VMU only may disclose this customer-sensitive information pursuant to proper documentation and authorization.

Any disclosure of customer information must be consistent with the Company’s Policy regarding Requests for Customer Information.

Contact with the Press and Others; Public Speaking Engagements

Only the Chief Executive Officer, the Chief Financial Officer and the Chief Marketing Officer may make statements as a Company representative or about Company business to the press, securities analysts, other members of the financial community, groups, organizations or the public. You should refer any request about the Company from the press, media, the financial community, or the public to one of these officers, or to the Director of Public Relations, regardless of whether the request is for a statement for attribution. In certain cases, with the prior consent of the Chief Executive Officer, the Chief Marketing Officer or the Director of Public Relations, you may be permitted to make a statement or grant an interview with the press.

All invitations to address a public body, conference, panel or industry association in your capacity as an employee of VMU, or on any topic relating to the Company’s business, must be approved by the Chief Executive Officer, the Chief Marketing Officer or the Director of Public Relations prior to accepting such invitation and participating in the event.

IV.	INTERACTING WITH GOVERNMENT

Prohibition on Gifts to Government Officials and Employees

Different governments have different laws restricting gifts, including meals, entertainment, transportation and lodging, that may be provided to government officials and government employees. You are prohibited from providing gifts, meals or anything of value to government officials or employees or members of their families in connection with Company business without prior written approval from the General Counsel. Illegal payments to government officials of any country are strictly prohibited and may result in civil or criminal liability in the United States.

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Political Contributions and Activities

Laws of certain jurisdictions prohibit the use of Company funds, assets, services, or facilities on behalf of a political party or candidate. Payments of corporate funds to any political party, candidate or campaign may be made only if permitted under applicable law and approved in writing and in advance by the Chief Executive Officer.

Your work time may be considered the equivalent of a contribution by the Company. Therefore, unless required by applicable law, you will not be paid by the Company for any time spent running for public office, serving as an elected official, or campaigning for a political candidate. Nor will the Company compensate or reimburse you, in any form, for a political contribution that you intend to make or have made.

V.	RESPONSIBILITY TO OUR PEOPLE

Respecting One Another

The way we treat each other and our work environment affects the way we do our jobs. All employees want and deserve a work place where they are respected and appreciated. Everyone who works for the Company must contribute to the creation and maintenance of such an environment, and supervisors and managers have a special responsibility to foster a workplace that supports honesty, integrity, respect and trust.

Employee Privacy

We respect the privacy and dignity of all individuals. The Company collects and maintains personal information that relates to your employment, including medical and benefit information. Special care is taken to limit access to personal information to Company personnel with a need to know such information for a legitimate purpose. Employees who are responsible for maintaining personal information and those who are provided access to such information must not disclose private information in violation of applicable law or in violation of the Company’s policies.

Employees should not search for or retrieve items from another employee’s workspace without prior approval of that employee or management. Similarly, you should not use communication or information systems to obtain access to information directed to or created by others without the prior approval of management, unless such access is part of your job function and responsibilities at the Company.

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Personal items, messages, or information that you consider to be private should not be placed or kept in telephone systems, computer or electronic mail systems, office systems, offices, work spaces, desks, credenzas, or file cabinets. The Company reserves all rights, to the fullest extent permitted by law, to inspect such systems and areas and to retrieve information or property from them when deemed appropriate in the judgment of management.

Equal Employment Opportunity

The Company supports equal opportunity for all individuals to develop their skills and reach their full potential. VMU will maintain a work environment free of discriminatory practice of any kind, and the Company will not tolerate any discrimination against anyone for any unlawful reason including race, color, religion, sex (with or without sexual conduct) (including gender identity), sexual orientation, pregnancy, age, national origin, ancestry, nationality, citizenship, mental or physical disability, medical condition (including genetic characteristics), marital status, domestic partnership status, service in the armed forces, veteran’s status (“Protected Status”). You will be treated with equality in all matters, including upgrading, promotion, transfer, layoff, termination, rates of pay, selection for training and recruitment and any other condition of employment. VMU will make a reasonable accommodation for anyone with a known or perceived disability who is otherwise qualified, unless doing so would impose an undue hardship on the Company. If you have any concern about VMU’s compliance with or commitment to this principle, or the actions of any employee that appear to violate this principle, contact the General Counsel or the Chief People Officer.

For more information, please review the Company’s Statement regarding Equal Employment Opportunity, its Non-Discrimination and Anti-Harassment Policy and Complaint Procedure, and its Policy Against Discrimination on the Basis of Disability.

Sexual and Other Forms of Harassment

Company policy strictly prohibits any form of harassment in the workplace, including sexual harassment. The Company will take prompt and appropriate action to prevent and, where necessary, discipline behavior that violates this policy up to and including discharge.

Sexual Harassment

Sexual harassment consists of unwelcome sexual advances, requests for sexual favors and other verbal or physical conduct of a sexual nature when:

•	submission to such conduct is made a term or condition of employment;

•	submission to or rejection of such conduct is used as a basis for employment decisions; or

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•	such conduct has the purpose or effect of unreasonably interfering with an individual’s work performance or creating an intimidating, offensive or hostile work environment.

Forms of sexual harassment include, but are not limited to, the following:

•	verbal harassment, such as unwelcome comments, jokes, or slurs of a sexual nature;

•	physical harassment, such as unnecessary or offensive touching, or impeding or blocking movement; and

•	visual harassment, such as derogatory or offensive posters, cards, cartoons, graffiti, drawings or gestures.

Other Forms of Harassment

Harassment on the basis of any other Protected Status is also strictly prohibited. Under this policy, harassment is verbal or physical conduct that degrades or shows hostility or hatred toward an individual because of his or her Protected Status, and that

•	has the purpose or effect of creating an intimidating, hostile, or offensive work environment;

•	has the purpose or effect of unreasonably interfering with an individual’s work performance; or

•	otherwise adversely affects an individual’s employment.

Harassing conduct includes, but is not limited to, the following: epithets; slurs; negative stereotyping; threatening, intimidating or hostile acts; and written or graphic material that ridicules or shows hostility or aversion to an individual or group and that is posted on Company premises or circulated in the workplace.

Reporting Responsibilities and Procedures

If you believe that you have been subjected to harassment of any kind, you should promptly report the incident to your immediate supervisor, another supervisor, the Chief People Officer, any member of the Human Resources Department or the Chief Executive Officer. Complaints of harassment, abuse or discrimination will be investigated promptly and thoroughly and will be kept confidential to the extent reasonably possible. The Company will not in any way retaliate against any employee for making a good faith complaint or report of harassment or participating in the investigation of such a complaint or report.

The Company encourages the prompt reporting of all incidents of harassment, regardless of who the offender may be, or the offender’s relationship to the Company. This procedure should also be followed if you believe that a

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non-employee with whom you are required or expected to work has engaged in prohibited conduct. Supervisors must promptly report all complaints of harassment to the Chief People Officer or the General Counsel.

Any employee who is found to be responsible for harassment, or for retaliating against any individual for reporting a claim of harassment or cooperating in an investigation, will be subject to disciplinary action, up to and including discharge.

The Company expects employees to interact with each other in a professional and respectful manner.

For more information, please review the Company’s Non-Discrimination and Anti-Harassment Policy and Complaint Procedure.

Health, Safety and Environmental Protection

VMU is committed to your health and safety and to the state of the environment. There are federal, provincial, state and local workplace safety and environmental laws that regulate both physical safety and exposure to conditions in the workplace. You are responsible for maintaining our facilities free from recognized hazards and obeying Company safety rules. Working conditions should be maintained in a clean and orderly state to encourage efficient operations and promote good safety practices. Should you be faced with an environmental health issue or have a concern about workplace safety, you should contact the General Counsel or the Chief People Officer.

Violence and threatening behavior are not permitted. Directors, officers and employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. Use of illegal drugs in the workplace will not be tolerated.

VI.	IMPLEMENTATION OF THE CODE

Responsibilities

No code of business conduct and ethics can replace the thoughtful behavior of an ethical employee or director or provide definitive answers to all questions. Since it is impossible to forsee and specifically plan against every possibility, certain policies and procedures have been put in place to help you respond to issues, questions or problems as they arise. The Company has a number of resources, people and processes in place to answer our questions and guide us through difficult decisions.

Copies of this Code are available from the Chief People Officer and the General Counsel. A statement of compliance with the Code of Business Conduct and Ethics must be signed by all officers, directors and employees on an annual basis.

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Seeking Guidance

This Code cannot provide definitive answers to all questions. If you have questions regarding any of the policies discussed in this Code or if you are in doubt about the best course of action in a particular situation, you should seek guidance from your supervisor, the Chief People Officer or the General Counsel or the other resources identified in this Code.

Reporting Violations

If you know of or suspect a violation of applicable laws or regulations, this Code, or the Company’s related policies, you must immediately report that information to your supervisor, the Chief People Officer, the General Counsel, the Helpline or the Compliance P.O. Box discussed below. We also have an anonymous tipline that you can call at [PHONE-NUMBER][Make reference to IR/whistleblower website as well]. No one will be subject to retaliation because of a good faith report of suspected misconduct. Retaliation in any form against any individual who reports a violation of this Code or of any law in good faith, even if the report is mistaken, or who assists in the investigation of a reported violation, is itself a serious violation of this policy. Acts of retaliation must be reported immediately and will be disciplined appropriately.

Reports regarding Accounting Matters

The Company is committed to compliance with applicable securities laws, rules, and regulations, accounting standards and internal accounting controls. You are expected to report any complaints or concerns regarding accounting, internal accounting controls and auditing matters (“Accounting Matters”) promptly. Reports may be made to the General Counsel or the Chief People Office in person, by telephone or in writing, and may be made anonymously. All reports will be treated confidentially to the extent reasonably possible. No one will be subject to retaliation because of a good faith report of a complaint or concern regarding Accounting Matters.

Investigations of Suspected Violations

All reported violations will be promptly investigated and treated confidentially to the extent reasonably possible. It is imperative that reporting persons not conduct their own preliminary investigations. Investigations of alleged violations may involve complex legal issues, and acting on your own may compromise the integrity of an investigation and adversely affect both you and the Company.

Discipline for Violations

The Company intends to use every reasonable effort to prevent the occurrence of conduct not in compliance with its Code and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Subject to applicable law and agreements, Company personnel who violate this Code and other Company policies and procedures may be subject to disciplinary action, up to

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and including discharge. Furthermore, violation of some provisions of this Code are illegal and may subject the employee, officer or director to civil and criminal liability.

Waivers of this Code

The Company will waive application of the policies set forth in this Code only where circumstances warrant granting a waiver. Waivers of this Code for directors and executive officers may be made only by the Board of Directors as a whole and must be promptly disclosed to our stockholders.

No Rights Created

This Code is a statement of the fundamental principles and key policies and procedures that govern the conduct of the Company’s business. It is not intended to and does not create any obligations to or rights in any employee, director, client, supplier, competitor, shareholder or any other person or entity.

Remember

Ultimate responsibility to ensure that we as a Company comply with the many laws, regulations and ethical standards affecting our business rests with each of us. You must become familiar with and conduct yourself strictly in compliance with those laws, regulations and standards and the Company’s policies and guidelines pertaining to them.

Compliance with this Code

This Code will be distributed to all employees immediately after publication or upon their hire or affiliation with VMU. Upon receiving your copy, review it carefully and ask your supervisor, the Chief People Officer or the General Counsel any questions about it. If you are a supervisor or team leader, you must maintain an awareness of the importance of adherence to this Code among the team you lead. The Company will notify all employees and directors of material changes to this Code. Regular audits of the Company may include procedures to test compliance with this Code.

Thank you for carefully reviewing all of the Company’s policies. You should review them from time to time and contact your supervisor, the General Counsel or the Chief People Officer with any questions.

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ACKNOWLEDGMENT FORM

I have received and read the Code of Business Conduct and Ethics, and I understand its contents. I agree to comply fully with the standards, policies and procedures contained in this Code and the Company’s related policies and procedures. I understand that I have an obligation to report any suspected violations of this Code that I am aware of. I acknowledge that this Code is a statement of policies for business conduct and does not, in any way, constitute an employment contract or an assurance of continue employment.

Printed Name

Signature

Date

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EXHIBIT D

CUSTOMER SERVICE LEVELS

Customer Service Levels

The Licensee shall comply with the following customer service levels:

(a)	acknowledge written complaints from Customers within seven (7) days and provide a full response (either written or oral) within twenty-eight (28) days;

(b)	respond to all emails and telephone calls, whether queries or complaints within two (2) Business Days;

(c)	ensure that employees are fully trained, competent, courteous and respectful;

(d)	use honest and ethical selling and marketing practices;

(e)	produce a customer satisfaction report on at least a quarterly basis and a complaints report on at least a quarterly basis to include the number of complaints and the number of complaints per thousand Customers;

(f)	obtain a customer satisfaction level of 90% “very satisfied” (i.e., 4/5) or above and 45% “extremely satisfied” (i.e., 5/5) assessed quarterly by polling a combination of a statistically significant number of Customers “how satisfied are you with your experience with Virgin Mobile?”;

(g)	obtain an advocacy level of 65% “definitely would recommend” (i.e., 5/5) or “likely to recommend” (i.e., 4/5) assessed quarterly by polling a combination of a statistically significant number of Customers “how likely are you to recommend Virgin Mobile to others?”;

(h)	obtain a complaints level (i.e., tracked events of Customer dissatisfaction) of less than 1% of total Customers, assessed quarterly;

(i)	ensure 75% of all calls to the customer management center, are answered within forty (40) seconds, assessed quarterly; and

(j) (i)

in the first year following the Commencement Date the Licensee shall use commercially reasonable efforts to ensure that no more than 10% of calls to the customer management center are abandoned, (ii) in the second year following the Commencement Date the Licensee shall use commercially reasonable efforts to ensure that no more than 8% of calls to the customer management center are abandoned, (iii) in the third year following the Commencement Date the Licensee shall use commercially reasonable efforts to ensure that no more than 7% of calls to the customer management center are abandoned, and (iv) in the fourth year following the Commencement Date and thereafter the Licensee shall use commercially reasonable efforts to ensure that no more than 5% of calls to the customer

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management center are abandoned, in the case of (i) through (iv) above, excluding all calls by Customers who elect to terminate such call in order to perform a self-service option, including to access the Licensee’s Site to perform the desired function initially sought to be accomplished by such call;

(k)	use accepted industry methods to measure overall satisfaction among Customers who have reported problems and achieve, among such Customers, satisfaction levels which are no less than 90% comparable to the overall satisfaction level among all Customers; and

(l)	undertake a staff satisfaction survey as set out in paragraph (d) below.

Measurement and Reporting

The Licensee agrees to report the following in connection with the Customer Service Levels described above, and in the form of the Benchmarking Template, as such may be amended from time to time by the mutual agreement of the Parties, and provide VEL or a party nominated by VEL, with a copy of such report within ten (10) Business Days of the end of each measurement period (other than in respect of the staff satisfaction survey referred to in paragraph (d) below, which shall be reported in accordance with the terms of paragraph (d)):

(a)	produce a customer satisfaction report on at least a quarterly basis (to include total number of Customers polled);

(b)	produce a complaints report on at least a quarterly basis (to include total number of Customers and total number of complaints);

(c)	produce a report setting out performance against the percentage of calls answered and abandoned targets on a quarterly basis; and

(d)	use commercially reasonable efforts to undertake a staff satisfaction survey of their own workforce (including working with third parties who provide outsourced services to the Licensee to ensure that they track the same measures of employee satisfaction) at an optimum of every two (2) years and no less than every three (3) years. The content and form of such survey shall be at the discretion of the Licensee, except that the survey shall include the question “how satisfied are you with working for Virgin Mobile over all?”, the responses to which shall be measured on a 5 point scale. The results obtained from such staff satisfaction surveys shall be reported to VEL or its nominated representative via the next available quarterly People Benchmarks Report, as such may be amended from time to time by the mutual agreement of the Parties. The Licensee shall also engage in constructive discussion about any areas of concern raised by VEL or its nominated representative and use commercially reasonable efforts to remedy those areas of concern.

Benchmarking Template and People Benchmarks Report

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Virgin Group Customer Service Benchmarking 2007

Company Name (If applicable, please include country):

Customer Satisfaction	Q1	Q2	Q3	Q4
Overall Customer Satisfaction: On a five point scale, we recommend “how satisfied are you with your experience with Virgin Mobile overall?” based on the following scale:
Very Dissatisfied
Dissatisfied
Satisfied
Very Satisfied
Extremely satisfied
Grand Total

Comments:
Likelihood to Recommend: On a five point scale. We recommend “how likely are you to recommend Virgin Mobile to others?” based on the following scale:
Wouldn’t recommend it to my worst enemy!
Unlikely
Don’t know
Likely
Would definitely recommend it!
Grand Total

Comments:
Customer Satisfaction amongst those who’ve complained: On a five point scale. We recommend “how satisfied are you with your experience with Virgin Mobile overall?” based on the following scale:
Very Dissatisfied
Dissatisfied
Satisfied
Very Satisfied
Extremely satisfied
Grand Total

Comments:
Complaints / Praises	Q1	Q2	Q3	Q4
Total customer base
Days to respond in full to written complaints (Target = 28 days)
Hours Speed to respond in full to email complaints (Target = 2 Business Days)
Total number of complaints (letter & email)
Total number of praises (letter & email)

Comments:
Call Centre Measures	Q1	Q2	Q3	Q4
First Call Resolution
Comments:
Answer rate (target = 95%)

Comments:
Employee Satisfaction/People Benchmarking Report
Overall Employee Satisfaction: On a five point scale, we recommend “How satisfied are you with working at Virgin Mobile overall?” based on the following scale:
Year Total
Very Dissatisfied
Dissatisfied
Neither/nor
Satisfied
Very Satisfied
Grand Total

Comments: